SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SIEBEL SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

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2207 Bridgepointe Parkway
San Mateo, California, 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Siebel Systems, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 11, 2003 at 11:00 a.m. Pacific Time, via the Internet at www.siebel.com, for the following purposes:

  To elect three directors to hold office until the 2006 Annual Meeting of Stockholders.

  To approve the authorization of an aggregate of 15 million shares of our Common Stock for issuance under our 2003 Employee Stock Purchase Plan.

  To ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2003.

  To conduct any other business, including, if presented by their proponents, the stockholder proposals appearing on pages 22 through 29 of the proxy statement accompanying this notice, as may be properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 14, 2003. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Jeffrey T. Amann

Jeffrey T. Amann
Secretary

San Mateo, California
May 12, 2003

You are cordially invited to attend the annual meeting, which will be held as an audio-only webcast. Whether or not you expect to attend the online annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote if you attend the online annual meeting by faxing a completed proxy form to (650) 477-5205 prior to the close of voting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote during the online annual meeting, you must obtain a proxy issued in your name from that record holder.

2207 Bridgepointe Parkway
San Mateo, CA 94404

PROXY STATEMENT

FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

JUNE 11, 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Siebel Systems is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders. You are invited to attend the annual meeting, which will be held as an audio-only webcast, and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the online annual meeting to vote your shares.

We intend to mail this proxy statement and accompanying proxy card on or about May 12, 2003 to all stockholders of record entitled to vote at the annual meeting. Unless otherwise indicated, the discussions relating to the procedures for voting stock are applicable to holders of our Common Stock. Holders of exchangeable shares of Siebel Janna Arrangement, Inc. should refer to the enclosed information sheet for further instructions on the procedures for exercising the votes associated with those exchangeable shares.

Why are you holding the annual meeting through the Internet only as opposed to holding a physical annual meeting like in past years?

In recent years, updates in the law and the advancement of the Internet and related interactive technologies have allowed us to hold our annual meetings online. Holding our annual meeting as an online webcast rather than as a physical meeting allows stockholders who do not live near our headquarters to attend the annual meeting without incurring travel costs. We believe that this enables greater participation at our annual meetings. Moreover, holding an online meeting instead of a physical meeting will enable us to control the costs associated with our annual meetings. Additionally, holding an online meeting will allow stockholders who are unable to attend the meeting to listen to a replay, as noted below.

How can I attend the annual meeting?

To access the live webcast of the annual meeting, go to the investor relations page on our website, www.siebel.com/investor, at least 15 to 20 minutes prior to the start time to register. Click on the link to the audio-only webcast on that page and a script will take you through the steps necessary to access the webcast. Please note that information on our website, other than our proxy statement, form of proxy and annual report on Form 10-K, is not part of the proxy soliciting materials, is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

Will I be able to listen to a replay of the annual meeting if I can't attend?

We will retain an audio-only replay of the meeting and will post it on our investor relations page at www.siebel.com/investor for one week after the meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2003 will be entitled to vote at the annual meeting. On the record date, there were 487,999,398 shares of Common Stock and one share of Series A1 Preferred Stock outstanding and entitled to vote.

How many votes do I have?

Each holder of Common Stock will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting. The holder of record of the Series A1 Preferred Stock on such date will be entitled to the number of votes equal to the number of exchangeable shares of Siebel Janna Arrangement, Inc. outstanding on such date (other than exchangeable shares outstanding in the name of Siebel Systems or any of its affiliates). At the close of business on April 14, 2003, there were 1,502,362 exchangeable shares outstanding (other than exchangeable shares outstanding in the name of Siebel Systems or any of its affiliates). The holders of record of Common Stock and the holders of exchangeable shares (acting through, or pursuant to a proxy granted by, Computershare Trust Company of Canada (the holder of Series A1 Preferred Stock), acting as trustee) will vote together as a single class on all matters to be voted upon at the annual meeting.

What am I voting on?

There are five matters scheduled for a vote:

  Election of three directors to hold office until the 2006 Annual Meeting of Stockholders (please refer to page 7);

  Approval of the authorization of an aggregate of 15 million shares of Common Stock for issuance under our 2003 Employee Stock Purchase Plan (please refer to page 12);

  Ratification of KPMG LLP as our independent auditors for the year ending December 31, 2003 (please refer to page 20);

  If presented by its proponent, a stockholder proposal to adopt and disclose an "equity policy" designating the intended use of equity in management compensation programs and requiring that a portion of stock option grants be performance-based (please refer to page 22); and

  If presented by its proponent, a stockholder proposal to adopt a policy that the cost of employee and director stock options be recognized in our income statement (please refer to page 26).

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

What are the recommendations of Siebel Systems' Board of Directors?

Our Board of Directors recommends a vote:

  For the election of the three directors nominated to hold office until the 2006 Annual Meeting of Stockholders;

  For the authorization of an aggregate of 15 million shares of Common Stock for issuance under our 2003 Employee Stock Purchase Plan;

  For ratification of the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2003;

  Against the stockholder proposal urging our Board of Directors to adopt and disclose an "equity policy" designating the intended use of equity in management compensation programs and requiring that a portion of stock option grants be performance-based; and

  Against the stockholder proposal to adopt a policy that the cost of employee and director stock options be recognized in our income statement.

If the annual meeting is webcast only, how will I be able to I ask questions during the meeting?

Stockholders may submit a question for discussion during the annual meeting by sending an email to investor.relations@siebel.com or faxing a question to (650) 477-5205 by 5:00 p.m. Pacific Time on Monday, June 9, 2003. The number of questions that we will be able to address during the meeting may be limited.

How do I vote?

You may either vote "For" all the nominees to the Board of Directors or you may withhold your vote for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. Votes will be counted by the inspector of elections appointed for the annual meeting. The procedures for voting are as follows:

Holders of Common Stock

Voting by Proxy Prior to the Annual Meeting.

Whether or not you plan to attend the annual meeting, we urge you to vote by proxy prior to the meeting to ensure your vote is counted. The deadline for voting prior to the annual meeting is 11:59 p.m., Pacific Time on June 10, 2003. We strongly encourage you to vote your shares by telephone or over the Internet prior to the annual meeting, as further described below. Voting by telephone or over the Internet will assist in ensuring that your vote is timely recorded and will assist us in controlling the mailing costs relating to the return of paper proxies.

  If you have elected to receive your annual meeting materials over the Internet, please vote your shares by telephone or over the Internet by following the instructions indicated in the email communication that you receive.

  If you have not yet elected to receive your annual meeting materials over the Internet, you may vote your shares by telephone or over the Internet by following the instructions included on your proxy card. We strongly encourage you to vote your shares by telephone or over the Internet. Alternatively, you may vote your shares by promptly returning your completed, signed and dated proxy card in the envelope provided.

  Please vote only one of the above ways. If you vote more than one way, the vote received later in time will revoke your earlier vote and be the only vote counted.

Voting During the Annual Meeting

  If you hold shares directly in your name, you may vote during the annual meeting by faxing your properly completed proxy card to (650) 477-5205 prior to the close of voting.

  If your shares are not issued directly in your name and are held in an account at a brokerage firm, bank, dealer, or other similar organization, in order to vote during the annual meeting you must request and obtain a new, valid proxy card from this organization prior to the meeting (please contact them for further information). Once you have obtained and properly completed this new proxy card, you may vote by faxing it to (650) 477-5205 prior to the close of voting.

Holders of Exchangeable Shares

Holders of exchangeable shares should refer to the enclosed information sheet for instructions on how to vote their exchangeable shares. Computershare Trust Company of Canada (the "Trustee") holds the one outstanding share of Series A1 Preferred Stock pursuant to a Voting and Exchange Trust Agreement among Siebel Systems, Siebel Janna Arrangement, Inc., a Canadian subsidiary of Siebel Systems and the Trustee. Under that agreement, each holder of exchangeable shares issued by Siebel Janna Arrangement, Inc. (other than Siebel Systems or any of its affiliates) is entitled to (i) direct the Trustee in voting the exchangeable shares held by it or (ii) either attend the online annual meeting and vote or have another person attend and vote on its behalf. Voting instructions for holders of exchangeable shares must be received no later than 5:00 p.m. Eastern Time on June 9, 2003.

What effect does it have if I withhold my vote or abstain from voting?

With regard to Proposal 1, the election of three members of our Board of Directors, you may withhold your vote for a particular nominee. Withheld votes will not be voted with respect to the directors indicated, nor will they be included in the tabulation of votes cast, and therefore will have no effect on the outcome of the proposal.

You may choose to abstain from voting on Proposals 2 through 5. Abstentions will be included in the tabulation of the shares present and entitled to vote and therefore will have the same effect as a vote "Against" a Proposal.

What is a broker non-vote and how is it counted?

A broker "non-vote" refers to a particular proposal for which a broker or bank does not have the authority to vote. Broker non-votes will have no effect on the outcome of the proposals.

Can I receive materials online in the future?

Yes, and we strongly encourage you to do so. In an effort to reduce paper mailed to your home, help reduce our printing and postage costs, and ensure that you receive materials quickly and efficiently, we are pleased to offer you the convenience of viewing online our proxy statements, annual reports on Form 10-K and other materials related to our annual meetings of stockholders. With your consent, we can stop sending future paper copies of these documents. If you are a holder of record, you may elect to receive future communications over the Internet by following the instructions included on your proxy card. If you are a beneficial holder, we have established an open enrollment page so that you may register to receive future communications over the Internet. To participate, follow the instructions at www.icsdelivery.com/Siebel or select the Online Proxy option on the Investor Relations page at www.siebel.com.

Your election to view these documents over the Internet will remain in effect until you elect otherwise. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all three nominees for director, "For" the approval of the authorization of an aggregate of 15 million shares of Common Stock for issuance under our 2003 Employee Stock Purchase Plan, "For" ratification of KPMG LLP as our independent auditors for the year ending December 31, 2003, "Against" the approval of the proposal to adopt and disclose an "equity policy" designating the intended use of equity in management compensation programs and "Against" the approval of the proposal to adopt a policy that the cost of employee and director stock options be recognized in our income statement. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers, other employees and any other solicitors that we may retain may also solicit proxies personally, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained D. F. King & Co., Inc. to aid in the solicitation of proxies, to the extent necessary, at a fee of approximately $7,000 plus out-of-pocket expenses. We will provide copies of our solicitation materials to banks, brokerage houses, fiduciaries and custodians that hold beneficially owned shares of our Common Stock for distribution to such beneficial owners. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. In addition, we encourage you to register for electronic delivery of our proxy materials (as noted above) so that you may receive your voting instructions electronically in the future.

What does it mean if multiple members of my household are stockholders but we only received one set of proxy materials?

If you hold shares in street name, in accordance with a notice sent to certain brokers, banks, dealers or other agents, we are sending only one annual report on Form 10-K and proxy statement to an address unless we received contrary instructions from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. If you hold shares in your name rather than in street name and you would like to receive only one annual report on Form 10-K and proxy statement for your household, please contact Mellon Investor Services LLC, our transfer agent, at (800) 522-6645, or via the Internet at www.melloninvestor.com.

However, if any stockholder residing in your household wishes to receive a separate annual report on Form 10-K or proxy statement in the future, they may telephone our Investor Relations department at (650) 477-5000 or write to Investor Relations at investor.relations@siebel.com or 2207 Bridgepointe Parkway, San Mateo, California 94404. Please see the "Householding of Proxy Materials" section at the end of this proxy statement.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of four ways:

  Prior to the annual meeting, you may:

  submit another properly completed proxy card with a later date by following the return instructions on the proxy card;

  submit another proxy by telephone or Internet after you have already provided an earlier proxy (please refer to "How do I vote?" above for instructions on how to do so); or

  send a written notice that you are revoking your proxy to our Corporate Secretary at our principal offices at 2207 Bridgepointe Parkway, San Mateo, California 94404.

  During the annual meeting, you may attend the meeting and fax your properly completed proxy to (650) 477-5205 prior to the close of voting. Simply attending the online annual meeting will not, by itself, revoke your proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by votes attending the online annual meeting. On the record date, there were 489,501,760 shares of common stock and exchangeable shares outstanding and entitled to vote. Thus, 244,750,881 shares must be represented by proxy or by votes attending the online annual meeting to have a quorum. The inspector of elections will determine whether or not a quorum is present.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or fax your properly completed proxy prior to the close of voting during the online annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held annual meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. Since our annual meeting will be held online, the affirmative vote will be determined by a majority of shares represented by proxy. Votes properly cast by proxy or during the online annual meeting will be tabulated by the inspector of elections with the assistance of our transfer agent.

How many votes are needed to approve each proposal?

  For Proposal 1, the election of directors, the three nominees receiving the most "For" votes will be elected.

  To be approved, Proposals 2 through 5 must receive a "For" vote from the majority of shares attending the online annual meeting and represented by proxy, and entitled to vote.

Shares include our Common Stock and the exchangeable shares (voting through, or pursuant to a proxy granted by, the Trustee as the holder of record of the one outstanding share of Series A1 Preferred Stock), other than exchangeable shares held by the Company or any of its affiliates, voting together as a single class, present in person (by remote communication) or represented by proxy and entitled to vote at the Annual Meeting.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2003.

When are stockholder proposals due for next year's annual meeting?

The deadline for submitting a stockholder proposal or director nomination for inclusion in our proxy statement and form of proxy for our 2004 Annual Meeting of Stockholders is January 13, 2004. Please submit all proposals in writing to our Corporate Secretary at 2207 Bridgepointe Parkway, San Mateo, California 94404. If you wish to submit a proposal or director nomination at the 2004 Annual Meeting of Stockholders (that may be considered at such meeting but which will not be included in the proxy statement or form of proxy), you must do so between February 12, 2004 and March 12, 2004. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Classified Board of Directors

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes. Each class consists, as nearly as practicable, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the term of the class of directors in which the vacancy occurred, and until the director's successor is elected and qualified.

The Board of Directors presently has eight members. There are three directors in the class whose term of office expires in 2003. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election to this class, and unanimously recommended that each nominee be submitted for re-election to the Board of Directors. The Board of Directors unanimously approved such recommendation (each of the nominees abstained with respect to his or her directorship). Each of the nominees is currently a member of the Board of Directors who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees will serve until the 2006 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until the director's death, resignation or removal.

Directors are elected by a plurality of the votes properly cast by proxy or by fax during the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography, as of December 31, 2002, of each nominee to be re-elected at the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2006 Annual Meeting of Stockholders

Patricia A. House, age 48, has been with Siebel Systems since its inception in July 1993 and has served as our Vice Chairman, Co-Founder and Vice President, Strategic Planning since January 2001. From February 1996 to January 2001, she served as our Co-Founder and Executive Vice President and from July 1993 to February 1996, she served as our Co-Founder and Senior Vice President, Marketing.

Eric E. Schmidt, Ph.D., age 48, has served as a Director of Siebel Systems since May 1996. Since July 2001, Dr. Schmidt has been the Chairman and Chief Executive Officer of Google, Inc., a provider of Internet search technology. From April 1997 to July 2001, Dr. Schmidt was the Chairman of the Board of Directors and the Chief Executive Officer of Novell, Inc., a software supplier for large networks. From 1983 to 1997, Dr. Schmidt held various positions at Sun Microsystems, Inc., including Chief Technology Officer; Corporate Executive Officer; President, Sun Technology Enterprises; Vice President, General Systems Group; and Vice President and General Manager, Software Products division. Prior to joining Sun Microsystems, Inc., Dr. Schmidt was a member of the research staff at the Computer Science Lab at Xerox Palo Alto Research Center (PARC). He also held positions at Bell Laboratories and Zilog, Inc. Dr. Schmidt received a B.S. in Electrical Engineering from Princeton University and an M.S. in Electrical Engineering and a Ph.D. in Computer Science from the University of California at Berkeley.

A. Michael Spence, Ph.D., age 59, has served as a Director of Siebel Systems since October 1995. Since September 1999, Dr. Spence has served as a Partner of Oak Hill Venture Partners. Dr. Spence served as Professor of Management in the Graduate School of Business at Stanford University until August 2000. From 1990 until August 1999, Dr. Spence served as Phillip H. Knight Professor and Dean of the Graduate School of Business at Stanford University. From 1984 to 1990, Dr. Spence served as Dean of Faculty of Arts and Sciences at Harvard University. Dr. Spence also serves as a director of General Mills, Inc.; Nike, Inc.; Exult Inc.; and Torstar Corporation. Dr. Spence received a B.A. in Philosophy from Princeton University, a B.A. and an M.A. in Mathematics from Oxford University and a Ph.D. in Economics from Harvard University. Dr. Spence is a 2001 recipient of the Nobel Memorial Prize in Economic Sciences.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR EACH NAMED NOMINEE.

The following is a brief biography, as of December 31, 2002, of each director whose term will continue after the annual meeting:

Directors Continuing in Office Until the 2004 Annual Meeting of Stockholders

Charles R. Schwab, age 65, has served as a Director of Siebel Systems since October 1994. Since November 1997, Mr. Schwab has been the Chairman and Co-Chief Executive Officer of The Charles Schwab Corporation, a brokerage firm that he founded in 1971. Mr. Schwab plans to step down as Co-Chief Executive Officer after The Charles Schwab Corporation's 2003 annual meeting of stockholders. From 1987 until November 1997, Mr. Schwab served as The Charles Schwab Corporation's Chairman and Chief Executive Officer. Mr. Schwab also serves as a director of The Gap, Inc. and is a member of the Board of Trustees of Stanford University. Mr. Schwab received a B.A. in Economics from Stanford University and an M.B.A. from the Graduate School of Business at Stanford University.

George T. Shaheen, age 58, has served as a Director of Siebel Systems since October 1995. From September 1999 until April 2001, Mr. Shaheen served as President, Chief Executive Officer and Chairman of the Board of Directors of Webvan Group, Inc. From 1989 to September 1999, Mr. Shaheen was the Managing Partner and Chief Executive Officer of Andersen Consulting (now Accenture). Mr. Shaheen was a partner of Andersen Consulting from 1977 to September 1999 and held various other positions at Andersen Consulting from 1967 to 1977. Mr. Shaheen currently serves on the Advisory Board of the Marcus & Millichap Company. Mr. Shaheen is a member of the Board of Advisors for the Northwestern University J.L. Kellogg Graduate School of Business. Mr. Shaheen received a B.S. in Marketing and an M.B.A. from Bradley University.

Directors Continuing in Office Until the 2005 Annual Meeting of Stockholders

Thomas M. Siebel, age 50, has served as our Chairman and CEO since its inception in July 1993. From July 1993 until May 1999, Mr. Siebel also served as our President.

James C. Gaither, age 65, has served as a Director of Siebel Systems since February 1994. Since July 2000, Mr. Gaither has been a Managing Director of Sutter Hill Ventures. From February 1994 to April 1998, Mr. Gaither served as our Secretary. From 1971 to 2000, Mr. Gaither was a Partner of, and currently is Senior Counsel to, the law firm Cooley Godward LLP. Prior to beginning his law practice with the firm in 1969, he served as law clerk to The Honorable Earl Warren, Chief Justice of the United States; Special Assistant to the Assistant Attorney General in the U.S. Department of Justice; and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is a former member of the Board of Trustees of the Carnegie Endowment for International Peace and RAND. He is currently a Director at The William and Flora Hewlett Foundation and the Chairman of the Board of The James Irvine Foundation. Mr. Gaither is a director of nVidia Corporation and Levi Strauss & Company. Mr. Gaither received a B.A. in Economics from Princeton University and a J.D. from Stanford University.

Marc F. Racicot, age 54, has served as a Director of Siebel Systems since April 2001. Since February 2001, Mr. Racicot has been a Partner of the law firm Bracewell & Patterson L.L.P. From 1993 until January 2001, Mr. Racicot served as the Governor of the State of Montana and from 1989 until 1993 he served as its Attorney General. Prior to being elected Attorney General in 1989, Mr. Racicot was an Assistant Attorney General and Special Prosecutor for the State of Montana. Mr. Racicot began his legal career as a prosecutor in the United States Army in West Germany, eventually becoming the Chief Prosecutor for the largest U.S. military jurisdiction in Europe. While serving as an Army JAG Officer, he taught business and criminal law for the University of Maryland. Mr. Racicot serves as the Chairman of the Republican National Committee and is on the Board of Directors for Jobs for America's Graduates and The Corporation for National Service as well as the Board of Visitors for the University of Montana School of Law.

Board Committees and Meetings

During the year ended December 31, 2002, the Board of Directors held nine meetings and acted by unanimous written consent twice. The Board of Directors has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility of our corporate accounting and financial reporting process. The Audit Committee evaluates the independent auditors qualifications, independence and performance; determines the engagement of the independent auditors; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Siebel Systems engagement team as required by law; reviews the financial statements to be included in our Annual Report on Form 10-K; reviews our critical accounting policies and estimates; and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements. Three directors comprise the Audit Committee: Messrs. Shaheen, Gaither and Schwab. The Audit Committee met seven times during 2002. Messrs. Shaheen and Schwab are audit committee financial experts (as is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002) and all members of the Audit Committee are independent (as independence is currently defined in Rule 4200(a)(14) of the NASD listing standards). The Audit Committee has adopted a written charter.

The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our CEO; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs; and prepares and reviews the Compensation Committee report included in this proxy statement. Two independent directors comprise the Compensation Committee: Drs. Schmidt and Spence. The Compensation Committee met twice during 2002 and acted by unanimous written consent eight times. The Compensation Committee has adopted a written charter.

The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions on behalf of the Board of Directors; makes recommendations to the Board of Directors regarding corporate governance issues; identifies, reviews and evaluates candidates to serve as members of the Board of Directors; serves as a focal point for communication between such candidates, non-committee directors and our management; recommends such candidates to the Board of Directors; and makes such other recommendations to the Board of Directors regarding affairs relating to the members of the Board of Directors, including director compensation. No procedure has been established for the consideration of nominees recommended by stockholders. Two independent directors comprise the Nominating and Corporate Governance Committee: Mr. Gaither and Dr. Schmidt. The Nominating and Corporate Governance Committee was established in December 2002 and did not meet or act by unanimous written consent during 2002. The Nominating and Corporate Governance Committee has adopted a written charter.

During 2002, all directors except Mr. Schwab and Ms. House attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member.

Report of the Audit Committee of the Board of Directors1

In accordance with its written charter, which was approved in its current form by the Board of Directors in April 2002, the Audit Committee assists the Board of Directors in, among other things, monitoring the financial reporting process, including the effectiveness of the related system of internal controls, and the independence and performance of internal and external auditors. The Audit Committee's Charter was included as Appendix A to our proxy statement filed with the SEC on April 30, 2002. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Our Audit Committee consists of three directors, whose independence has been determined by the Board of Directors based upon the independence standards required under applicable laws, rules, and regulations, including the rules of The Nasdaq Stock Market, Inc. Two of these directors are audit committee financial experts (as is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002). Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and the procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and review these processes and procedures. Accordingly, the Audit Committee reviews the results and scope of the audit and other services provided by the independent auditors and reviews all financial statements and the accounting policies followed by the Company prior to the issuance of the financial statements with both management and the independent auditors. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves an oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters. The Audit Committee relies, without independent verification, on the information provided by the Company and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with generally accepted accounting principles.

Among other matters, the Audit Committee monitors the activities and performance of our internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. The Audit Committee has approved the engagement of KPMG LLP, our independent auditors, to perform certain permitted tax-related and other non-audit services for us. However, the Audit Committee resolved that, to the extent the fees for any particular engagement exceed $20,000, each such engagement must be approved in advance in writing by the Audit Committee or its appointed delegate. See page 21 for the fees paid to KPMG LLP for services in fiscal year 2002.

The Audit Committee has an annual agenda that includes reviewing our financial statements, internal controls and audit matters. The Audit Committee meets each quarter with management and the internal and independent auditors to accomplish the following: review our interim financial results before the publication of earnings releases, discuss the results of examinations by the internal and independent auditors, and discuss various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditors. The Audit Committee separately met with the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls.

The Audit Committee has reviewed and discussed the audited financial statements for 2002 with management, the internal auditors and the independent auditors. The Audit Committee has also reviewed the selection, application and disclosure of our critical accounting policies, as described in the SEC Financial Reporting Release 60 "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by SAS 61, as amended, "Communication with Audit Committees."

The Audit Committee has received the written disclosures and the letter from our independent auditors, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with KPMG LLP any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditor's independence. The audit committee also reviewed the amount of fees paid to KPMG LLP for audit and non-audit services and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP's independence.

At two meetings during 2002 and two meetings during 2003, the Audit Committee met with members of senior management to review the certifications provided by the CEO and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission and the overall certification process. At these meetings, our officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal controls and any fraud, whether or not material, involving management or other employees with a significant role in internal controls.

Based on the above mentioned review, the review of the audited consolidated financial statements and the various discussions noted above, and subject to the limitations on the Audit Committee's role and responsibilities described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

George T. Shaheen, Chairman
James C. Gaither
Charles R. Schwab

_____________________________

1 The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in this report.

PROPOSAL 2

APPROVAL OF 2003 EMPLOYEE STOCK PURCHASE PLAN

In May 2003, our Board of Directors adopted the Siebel Systems, Inc. 2003 Employee Stock Purchase Plan (the "2003 Purchase Plan"), subject to stockholder approval. There are 15,000,000 shares of Common Stock reserved for issuance under the 2003 Purchase Plan.

The 2003 Purchase Plan is intended to replace our current Employee Stock Purchase Plan ("1996 Purchase Plan"), which was adopted by the Board of Directors in May 1996 and approved by the stockholders in June 1996. As of December 31, 2002, an aggregate of 12,671,384 shares of our Common Stock had been issued under the 1996 Purchase Plan. There are 928,616 shares of Common Stock available for future issuance under the 1996 Purchase Plan and it is anticipated that all of these remaining shares will be issued in connection with the final purchase date under the 1996 Purchase Plan, which is scheduled for June 30, 2003. The 1996 Purchase Plan will terminate on June 30, 2003, at which time all of the shares reserved for issuance under the 1996 Purchase Plan will have been issued.

The 2003 Purchase Plan is intended to provide our employees with the opportunity to purchase shares of our Common Stock. We believe that the purchase of stock through the 2003 Purchase Plan encourages employees to build long-term stockholder value, and helps better align the interests of our employees with those of our stockholders. In addition, we believe that our ability to continue to provide employees with attractive equity-based incentives is critical to attracting, retaining and motivating the qualified individuals necessary for our future success. It is also an excellent source of cash for us. We believe that we could be at a significant competitive disadvantage without a new employee stock purchase plan.

As of December 31, 2002, no shares of our Common Stock had been issued under the 2003 Purchase Plan. Fifteen million shares of Common Stock are available for future issuance under the 2003 Purchase Plan. This amounts to approximately three percent of our outstanding Common Stock, a percentage which we believe to be consistent with industry standards. We expect that the number of shares reserved under the 2003 Purchase Plan will allow employees to participate in the 2003 Purchase Plan for approximately three years, assuming relatively constant or low growth in employee contributions and the price of our Common Stock. However, this period may be longer if the price of our Common Stock increases. We also expect that the annual potential dilution to stockholders as a result of the 2003 Purchase Plan will not exceed one percent.

Stockholders are requested in this Proposal 2 to approve the 2003 Purchase Plan. The affirmative vote of the majority of shares attending the online annual meeting and represented by proxy, and entitled to vote, will be required to approve the 2003 Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR PROPOSAL 2.

Description of 2003 Employee Stock Purchase Plan

The essential features of the 2003 Purchase Plan are outlined below:

Purpose

The purpose of the 2003 Purchase Plan is to provide a means by which our employees (and any of our affiliates that are designated by the Board of Directors to participate in the 2003 Purchase Plan) are given an opportunity to purchase shares of our Common Stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to maximize their efforts towards our success. All of our approximately 5,800 full-time employees (as of April 1, 2003) are eligible to participate in the 2003 Purchase Plan.

The rights to purchase Common Stock granted under the 2003 Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended ("Code").

Administration

The Board of Directors administers the 2003 Purchase Plan and has the final power to construe and interpret both the 2003 Purchase Plan and the rights granted under it. The Board of Directors has the power, subject to the provisions of the 2003 Purchase Plan, to determine when and how rights to purchase our Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any of our affiliates will be eligible to participate in the 2003 Purchase Plan.

The Board of Directors has the power to delegate administration of the 2003 Purchase Plan to a committee composed of not fewer than two members of the Board of Directors. The Board of Directors has delegated administration of the 2003 Purchase Plan to the Compensation Committee of the Board of Directors. As used herein with respect to the 2003 Purchase Plan, the "Board of Directors" refers to the Compensation Committee and to the Board of Directors.

Stock Subject to 2003 Purchase Plan

An aggregate of 15,000,000 shares of our Common Stock is reserved for issuance under the 2003 Purchase Plan. If rights granted under the 2003 Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again become available for issuance under the 2003 Purchase Plan.

Offerings

The 2003 Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board of Directors. The maximum length for an offering under the 2003 Purchase Plan is twenty-seven (27) months. Currently, under the 2003 Purchase Plan, each offering other than the first offering is six (6) months long and shares are purchased on the last day of each offering period. The first offering will be seven (7) months long, ending on January 31, 2004.

Eligibility

Any person who on the first day of an offering is customarily employed at least 20 hours per week and five months per calendar year by us (or by any of our affiliates that are designated by the Board of Directors) in the United States, or is employed by one of our affiliates that is incorporated outside of the United States and whose participation in permitted by applicable law, is eligible to participate in that offering.

However, no employee is eligible to participate in the 2003 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any affiliate of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of our Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year.

Participation in the Plan

Eligible employees enroll in the 2003 Purchase Plan by delivering to us, prior to the date selected by the Board of Directors as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' total compensation during the offering. Common Stock may be purchased with cash contributions to the extent required by applicable law.

Purchase Price

The purchase price per share at which shares of our Common Stock are sold in an offering under the 2003 Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the offering.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the course of the offering (unless cash contributions are required by applicable law). At any time during the offering, a participant may increase, decrease or terminate his or her payroll deductions as the Board of Directors provides in the offering. A participant may not begin such payroll deductions after the beginning of any offering. All payroll deductions made for a participant are credited to his or her account under the 2003 Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account (unless cash contributions are required by applicable law).

Purchase of Stock

By executing an agreement to participate in the 2003 Purchase Plan, an employee is entitled to purchase shares under the 2003 Purchase Plan. In connection with offerings made under the 2003 Purchase Plan, the Board of Directors may specify a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board of Directors would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares would be exercised automatically at the end of the offering at the applicable price. See "Withdrawal" below.

Withdrawal

While each participant in the 2003 Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the 2003 Purchase Plan. Such withdrawal may be elected at any time up to one (1) month prior to the end of the applicable offering.

Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest (unless otherwise required by applicable law), less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee will not be entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon his or her eligibility to participate in subsequent offerings under the 2003 Purchase Plan.

Termination of Employment

Rights granted pursuant to any offering under the 2003 Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest (unless otherwise required by applicable law).

Restrictions on Transfer

Rights granted under the 2003 Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Adjustment Provisions

Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the type(s), class(es) and number of shares of Common Stock subject to the 2003 Purchase Plan and to outstanding purchase rights. In that event, the 2003 Purchase Plan will be appropriately adjusted in the type(s), class(es) and maximum number of shares subject to the 2003 Purchase Plan and the outstanding purchase rights granted under the 2003 Purchase Plan will be appropriately adjusted in the type(s), class(es), number of shares and purchase limits of such purchase rights.

Effect of Certain Corporate Transactions

In the event of (i) the sale, lease, license or other disposition of all or substantially all of our assets, (ii) the sale or other disposition of at least 90% of our outstanding securities, or (iii) certain specified types of merger, consolidation or similar transactions (each a "corporate transaction"), any surviving or acquiring corporation may continue or assume rights outstanding under the 2003 Purchase Plan or may substitute similar rights. If any surviving or acquiring corporation does not assume such rights or substitute similar rights, then the participants' accumulated payroll deductions will be used to purchase shares of Common Stock immediately prior to the corporate transaction under the ongoing offering and the participants' rights under the ongoing offering will terminate immediately after such purchase.

Duration, Amendment and Termination

The Board of Directors may suspend or terminate the 2003 Purchase Plan at any time. The Board of Directors may amend the 2003 Purchase Plan at any time. Any amendment of the 2003 Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board of Directors if stockholder approval is necessary for the 2003 Purchase Plan to satisfy the requirements of Section 423 of the Code. Rights granted before amendment or termination of the 2003 Purchase Plan will not be altered or impaired by any amendment or termination of the 2003 Purchase Plan without consent of the employee to whom such rights were granted.

Federal Income Tax Information

Rights granted under the 2003 Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan under Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received otherwise, a participant will recognize no taxable income until the disposition of the acquired shares, and the amount and character of such taxation will depend upon how long the acquired shares are held.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, long term capital gain generally is subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the participant recognizes the same amount of ordinary income, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the 2003 Purchase Plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

Equity Compensation Plan Information

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of our plans are summarized as follows:

                                                                     Number of Shares
                                       Number of       Weighted    Remaining Available
                                      Shares to Be     Average          for Future
                                       Issued Upon     Exercise       Issuance Under
                                       Exercise of     Price of    Equity Compensation
                                       Outstanding    Outstanding    Plans (Excluding
           Plan Category                 Options       Options     Options Outstanding)
------------------------------------  -------------  ------------  --------------------
 Equity compensation plans:
   Approved by shareholders (1).....    85,923,893   $    15.61             45,404,042
   Not approved by shareholders (2).    98,102,634   $    19.14            116,831,667
   Acquired companies' plans (3)....     1,446,254   $     8.32                     --
                                      -------------   ----------   --------------------
                                       185,472,781   $    17.42            162,235,709
                                      =============  ===========   ====================

  Includes 44,475,426 stock options available for future issuance under our 1996 Equity Incentive Plan (the "1996 Plan"), which is used for grants to officers and directors. This amount also includes 928,616 shares available under our 1996 Purchase Plan. As described further in our Annual Report on Form 10-K for the year ended December 31, 2002, at the request of our CEO, we cancelled approximately 26 million of our CEO's stock options in January 2003. As a result of this cancellation, the number of stock options outstanding under the 1996 Plan decreased by approximately 26 million and the number of stock options available for grant increased by like amount.

  Represents shares available under the Company's 1998 Equity Incentive Plan (the "1998 Plan"), which is used for grants to employees other than officers and directors. Please refer to the summary of the 1998 Plan below for a further description of the 1998 Plan.

  The Company has assumed certain stock options granted to former employees of acquired companies (the "Acquired Options"). All of the Acquired Options have been adjusted to give effect to the conversion under the terms of the agreements between the Company and the companies acquired. The Acquired Options generally become exercisable over a four-year period and expire ten years from the date of grant. Additional stock options will not be granted under any of the acquired companies' plans, and these plans have not been approved by our stockholders.

Description of Our Equity Compensation Plans

Employee Stock Purchase Plan

The Siebel Systems Employee Stock Purchase Plan ("1996 Purchase Plan") was adopted by the Board of Directors in May 1996 and approved by the stockholders in June 1996. The 1996 Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The 1996 Purchase Plan will terminate on June 30, 2003, as further described above.

During 2002, only two of the Named Executive Officers (as defined below under "Executive Compensation-Compensation of Executive Officers") purchased shares of Common Stock under the 1996 Purchase Plan: R. David Schmaier, Executive Vice President and William R. McDermott, former Executive Vice President, Worldwide Sales Operations, each purchased 893 shares of Common Stock at a weighted average price per share of $12.09. Paul Wahl, President and Chief Operating Officer; Kenneth A. Goldman, Senior Vice President, Finance and Administration and Chief Financial Officer; and Richard P. Chiarello, Senior Vice President, Worldwide Sales, did not purchase any shares of Common Stock under the 1996 Purchase Plan. Thomas M. Siebel, Chairman and CEO, is ineligible to participate in the 1996 Purchase Plan. All current executive officers as a group purchased 6,550 shares of Common Stock at a weighted average price per share of $11.58 and all employees (excluding executive officers) as a group purchased 3,102,158 shares of Common Stock at a weighted average price per share of $9.44.

Shares Reserved for Issuance: The 1996 Purchase Plan reserves for issuance up to thirteen million six hundred thousand (13,600,000) shares of Common Stock. The number of shares available for issuance is subject to adjustment for any future stock dividend, splits, mergers, combinations, or other changes in capitalization as described in the 1996 Purchase Plan.

Eligibility: Employees generally are eligible to participate in the 1996 Purchase Plan if they are employed before the beginning of the applicable offering period and they are customarily employed for more than 20 hours per week and more than five months per calendar year in the United States, or employed by an affiliate of the Company incorporated outside of the United States, and are not, and would not become as a result of being granted a right under the 1996 Purchase Plan, five percent stockholders of the Company or an affiliate of the Company.

Purchase Rights: Under the 1996 Purchase Plan, eligible employees are permitted to purchase shares of Common Stock through payroll deductions (except where cash contributions are required by applicable law). Eligible employees may select a rate of payroll deduction between 1% and 15% of their total compensation and are subject to maximum purchase limitations. Except for the initial offering period, each offering period under the 1996 Purchase Plan is six (6) months in length with purchases occurring on the last day of each offering period. Offering periods begin on January 1 and July 1. The purchase price for Common Stock purchased under the 1996 Purchase Plan is 85% of the lesser of the fair market value of our Common Stock on the first day of the applicable offering period or the purchase date.

Corporate Transactions: In the event of a dissolution or liquidation of the Company, a merger or consolidation in which we are not the surviving corporation, a reverse merger in which we are the surviving corporation but the shares of our Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or any other capital reorganization in which more than 50% of Company shares entitled to vote are exchanged, then, as determined by the Board of Directors in its sole discretion, any surviving corporation may assume rights outstanding under the 1996 Purchase Plan or may substitute similar rights; such rights may continue in full force and effect; or participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants' rights under the ongoing offering terminated.

1996 Equity Incentive Plan

In May 1996, the Board of Directors adopted and the stockholders approved our 1996 Equity Incentive Plan ("1996 Plan").

Shares Reserved for Issuance: The 1996 Plan reserves for issuance up to two hundred twenty million (220,000,000) shares of Common Stock pursuant to the exercise of stock options and stock appreciation rights, the receipt of stock bonus awards and the purchase of restricted stock. The number of shares available for future grant and previously granted but unexercised options and stock appreciation rights are subject to adjustment for any future stock dividend, splits, mergers, combinations, or other changes in capitalization as described in the 1996 Plan.

Eligibility: Incentive stock options and stock appreciation rights appurtenant thereto may be granted only to our employees. Nonstatutory stock options, stock bonus awards, rights to acquire restricted stock and stock appreciation rights not appurtenant to incentive stock options may be granted to employees, directors and consultants.

Stock Options: Stock options granted under the 1996 Plan may be incentive stock options, which satisfy the requirements of Section 422 of the Code, or nonstatutory stock options, which are not intended to satisfy the requirements of Section 422 of the Code. The exercise price of an incentive stock option may not be less than the fair market value of the stock underlying the option on the date of grant. A nonstatutory stock option may be granted with a discounted exercise price. Payment of the exercise price may be made in cash, by delivery of other Common Stock, by promissory note, or in any other form of legal consideration approved by the Board of Directors. Stock options granted under the 1996 Plan have a maximum term of ten (10) years. A stock option generally is exercisable in installments based on the continuous service of the optionholder. If an optionholder's service to the Company terminates for any reason, the stock option remains exercisable for a period of approximately three (3) months or such longer period as may be determined by the Board of Directors up to the remainder of the stock option term.

Stock Bonus Awards and Rights to Acquire Restricted Stock: Stock bonus awards may be granted in consideration for past services rendered to the Company by the recipient. The purchase price of a restricted stock award may not be less than 85% of the fair market value of the stock on the date of grant. The purchase price may be paid in cash, by deferred payment, or in any other form of legal consideration approved by the Board of Directors. Stock bonus and restricted stock awards may be subject to a vesting schedule based on the continuous service of the recipient or may be fully vested at the time of grant. If the recipient's continuous service with the Company terminates, unvested stock received pursuant to a stock bonus award will be forfeited back to the Company and unvested stock purchased pursuant to a restricted stock award will be repurchased by the Company.

Stock Appreciation Rights: Stock appreciation rights granted under the 1996 Plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights. Tandem stock appreciation rights are granted appurtenant to a stock option and generally are subject to the same terms and conditions applicable to such stock option. The tandem stock appreciation right requires the recipient to elect between the exercise of the underlying stock option for stock or the exercise of the stock appreciation right for cash in amount equal to the fair market value of the stock underlying the stock option on the date of exercise less the aggregate exercise price of the underlying stock option. Concurrent stock appreciation rights also are granted appurtenant to a stock option; however, at the time of exercise the recipient receives stock in respect of the stock option and cash in respect of the stock appreciation right. Independent stock appreciation rights are granted independently of any stock option and denominated in share equivalents. Upon the exercise of an independent stock appreciation right, the recipient may receive cash equal to the fair market value of the share equivalents on the date of exercise less the fair market value of the shares equivalents on the date of grant or an equivalent number of shares of Common Stock.

Cancellation and Re-Grant of Stock Options: The 1996 Plan provides that the Board of Directors may, at its discretion: (i) reprice any outstanding stock options and/or stock appreciation rights under the 1996 Plan and/or (ii) with the consent of the adversely affected holders of stock options and/or stock appreciation rights, cancel any of the outstanding stock options and/or stock appreciation rights and grant in substitution therefor a new stock option or stock appreciation right, a stock bonus, the right to acquire restricted stock, cash and/or other valuable consideration as determined by the Board of Directors. In the event that the Board of Directors elects to cancel a stock option and grant a new stock option to that same optionholder within six months of such cancellation, the Company may incur negative accounting consequences. Accordingly, the Company has no intention at this time to re-price any of its stock options or cancel and re-grant any of its stock options.

Corporate Transactions: In the event of a dissolution, liquidation or sale of substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or an affiliate of such surviving corporation will assume any outstanding stock awards under the 1996 Plan or substitute similar stock awards for such outstanding stock awards or such stock awards will continue in full force and effect. If the surviving corporation and its affiliates refuse to assume, substitute or continue the stock awards, then, with respect to stock awards held by recipients whose continuous service with the Company has not terminated, the time during which such stock awards may be exercised shall be accelerated and the stock awards shall terminate if not exercised prior to such event.

1998 Equity Incentive Plan

In October 1998, the Board of Directors adopted our 1998 Equity Incentive Plan ("1998 Plan"). The 1998 Plan has not been approved by the stockholders.

Shares Reserved for Issuance: The 1998 Plan reserves for issuance up to two hundred forty million (240,000,000) million shares of Company Common Stock pursuant to the exercise of stock options, the receipt of stock bonus awards and the purchase of restricted stock. The number of shares available for future grant and previously granted but unexercised options is subject to adjustment for any future stock dividend, splits, mergers, combinations, or other changes in capitalization as described in the 1998 Plan.

Eligibility: Nonstatutory stock options, stock bonus awards, and rights to acquire restricted stock may be granted to consultants and to employees who are not officers of the Company.

Stock Options: Nonstatutory stock options, which are not intended to satisfy the requirements of Section 422 of the Code, may be granted under the 1998 Plan. The exercise price of a stock option may not be less than 85% of the fair market value of the stock underlying the stock option on the date of grant. Payment of the exercise price may be made in cash, by delivery of other Company Common Stock, by promissory note, or in any other form of legal consideration approved by the Board of Directors. Stock options granted under the 1998 Plan have a maximum term of 10 years. A stock option generally is exercisable in installments based on the continuous service of the optionholder. If an optionholder's service to the Company terminates for any reason, the stock option remains exercisable for a period of approximately three (3) months or such longer period as may be determined by the Board of Directors up to the remainder of the stock option term.

Stock Bonus Awards and Rights to Acquire Restricted Stock: Stock bonus awards may be granted in consideration for the past services rendered to the Company by the recipient. The purchase price of a restricted stock award may not be less than 85% of the fair market value of the stock on the date of grant. The purchase price may be paid in cash, by deferred payment, or in any other form of legal consideration approved by the Board of Directors. Stock bonus and restricted stock awards may be subject to a vesting schedule based on the continuous service of the recipient or may be fully vested at the time of grant. If the recipient's continuous service with the Company terminates, unvested stock received pursuant to a stock bonus award will be forfeited back to the Company and unvested stock purchased pursuant to a restricted stock award will be repurchased by the Company.

Cancellation and Re-Grant of Stock Options: The 1998 Plan provides that the Board of Directors may, at its discretion, effect, with the consent of the adversely affected optionholder, (i) the reduction of the exercise price of any outstanding stock options under the 1998 Plan to the then fair market value of the underlying stock and/or (ii) the cancellation of any of the outstanding stock options and the grant in substitution therefor of a new stock option covering the same or a different number of shares of Common Stock, a stock bonus, the right to acquire restricted stock, cash and/or other valuable consideration as determined by the Board of Directors. In the event that the Board of Directors elects to cancel a stock option and grant a new stock option to that same optionholder within six months of such cancellation, the Company may incur negative accounting consequences. Accordingly, the Company has no intention at this time to re-price any of its stock options or cancel and re-grant any of its stock options.

Corporate Transactions: In the event of a dissolution, liquidation or sale of substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or an affiliate of such surviving corporation will assume any outstanding stock awards under the 1998 Plan or substitute similar stock awards for such outstanding stock awards or such stock awards will continue in full force and effect. If the surviving corporation and its affiliates refuse to assume, substitute or continue the stock awards, then, with respect to stock awards held by recipients whose continuous service with the Company has not terminated, the time during which such stock awards may be exercised shall be accelerated and the stock awards shall terminate if not exercised prior to such event.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee and Board of Directors have selected KPMG LLP as our independent auditors for the year ending December 31, 2003 and have further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since our inception in 1993. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent auditors. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, we will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of shares attending the online annual meeting and represented by proxy, and entitled to vote will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Fees Paid to Independent Auditors

The following is a summary of fees, all of which were approved by the Audit Committee, billed by KPMG LLP for audit and other professional services during the years ended December 31, 2001 and 2002:

                                                                            2001        2002
                                                                        ----------- -----------
AUDIT FEES:
  Audit Review and Preparation--Consists of fees billed for
  audit of consolidated financial statements and review of
  interim financial statements......................................... $  928,000  $1,169,000
  Statutory Audits--Consists of fees billed in relation to
  required statutory audits of foreign subsidiaries.................... $  394,000  $  447,000
  SEC Compliance--Consists of fees billed for assistance
  with our SEC filings................................................. $(included  $(included
                                                                          in above)   in above)
                                                                        ----------- -----------
       Total Audit Fees................................................ $1,322,000  $1,616,000
                                                                        ----------- -----------

AUDIT-RELATED FEES:
  Consists of fees billed in relation to due diligence related to mergers and acquisitions, internal control reviews and consultation concerning financial accounting and reporting standards (including
  Sarbanes-Oxley compliance)........................................... $       --  $       --
                                                                        ----------- -----------

TAX FEES:
  Tax Compliance--Consists of fees billed in relation to
  preparation and review of income tax returns......................... $  255,000  $  219,000
  General Tax Advice--Consists of fees billed in relation to advice on tax matters................................................ $  201,000  $  263,000
  Tax Planning and Business Strategy Consulting--Consists
  of tax planning and business strategy consulting services............ $       --  $       --
                                                                        ----------- -----------
       Total Tax Fees.................................................. $  456,000  $  482,000
                                                                        ----------- -----------

ALL OTHER FEES:
  Other Product and Service Fees--Consists of other products or services, including financial information systems design and
  implementation services.............................................. $       --  $       --
                                                                        ----------- -----------
       Total All Other Fees............................................ $       --  $       --
                                                                        ----------- -----------
       Total All Fees.................................................. $1,778,000  $2,098,000
                                                                        =========== ===========

The Audit Committee has determined the rendering of the other professional services by KPMG LLP is compatible with maintaining the auditors' independence. During 2002, 100% of the total hours expended on our audit by KPMG LLP were provided by KPMG LLP's full-time permanent employees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR PROPOSAL 3.

STOCKHOLDER PROPOSALS

Certain of our stockholders have requested that we include the following proposals and supporting statements in this proxy statement, and if properly presented by the proponent, these proposals will be voted on at the annual meeting. The stockholder proposals and supporting statements are quoted verbatim below.

We disagree with the adoption of these proposals for the reasons stated below and ask you to read through our statements of opposition, which follow each stockholder proposal.

The affirmative vote of the majority of shares attending the online annual meeting and represented by proxy, and entitled to vote, will be required to approve each of Proposal 4 and Proposal 5.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING EQUITY POLICY

The College Retirement Equities Fund ("CREF"), 730 Third Avenue, New York, NY 10017-3206, beneficial owner of approximately 2.4 million shares of our Common Stock, has submitted the following proposal:

WHEREAS, we believe that properly structured equity compensation plans for senior executives can effectively align the interests of senior executives with those of long-term shareholders, and merit shareholder support.

WHEREAS, we believe other types of executive equity incentives, primarily fixed-price option plans, do not align such interests and may have played a significant role in corporate failures.

WHEREAS, we are concerned that excessive options grants, can result in powerful perverse incentives not in the shareholders' best interests;

RESOLVED, that shareholders request the Board of Directors adopt and disclose in the Proxy Statement, an "Equity Policy" designating the intended use of equity in management compensation programs. The "Equity Policy" should include the following principles; Siebel Systems management would determine the detailed implementation of the principles.

  A statement about the proportion of the equity of the company intended to be available for transfer to employees through stock plans, as measured by possible percentage dilution; and the distribution of that wealth opportunity among CEO, Senior Executives, and other employees.

  Explicit requirements that stock-related compensation plans include some form of performance hurdle or "indexing" feature (not simply time-based vesting provisions), that govern vesting of options or lapsing of restrictions on shares granted; holding periods for a substantial portion of shares awarded and earned through stock-related plans; and other measures to ensure that executives face downside financial risk, which they do not face with grants of standard fixed-price stock options.

Supporting Statement

We believe it is important for companies to demonstrate to shareholders that compensation structures for senior executives incorporate features that align management's interests with those of shareholders, and do not unfairly and excessively enrich management.

We have particular concerns about very dilutive equity plans. As set forth in the Investor Responsibility Research Center's Stock Plan Dilution 2003 report, potential dilution from options reached about 77% of outstanding shares at Siebel in 2001 and the 3-year average "run rate" of option grants (the percentage of outstanding stock awarded annually) for the years 1999, 2000 and 2001 was approximately 15% suggesting that excessive wealth and ownership transfer could occur. The dilution measure is more than triple and the "run rate" measure is more than four times TIAA-CREF's guideline maximums of 25% and 3%, respectively.

For the three years, 1999, 2000 and 2001, CEO Thomas Siebel's compensation included option grants on a total of 23,950,000 shares. Mr. Siebel's reported ownership of Siebel Systems was over 13% of the company in each of those 3 years. In that same 3-year period, Mr. Siebel realized gains from exercising options of $311,080,401 (using Siebel's proxy disclosures). Total options granted to all employees in 2001 was 110,390,370 options, more than double the number of options granted in 2000 or in 1999.

In view of these concerns about the dilution level of fixed-price option grants, and possible excessive wealth and ownership transfers, we believe Siebel's Board of Directors should adopt an Equity Policy as resolved, and implement programs which comply with that Policy.

SIEBEL SYSTEMS' STATEMENT IN OPPOSITION TO PROPOSAL 4

We have carefully considered CREF's proposal and strongly recommend that you vote AGAINST implementation of such an equity policy, which we believe could (i) significantly impede our ability to recruit new executives and key employees necessary to operate our business, (ii) considerably undermine our ability to motivate and retain our existing executives and key employees, (iii) result in adverse financial and accounting consequences for us, (iv) result in less predictable compensation that does not properly align the interests of employees with those of our stockholders and (v) remove our Compensation Committee's discretion in choosing incentives that in their judgment best enable us to recruit, motivate and retain executive officers and key employees.

Before discussing our reasons for opposing CREF's proposal, we note that CREF's supporting statement is based on public filings dated prior to June 2002 and therefore contains outdated information about the level of potential dilution from stock options that implies that our compensation practices are inconsistent with industry standards. In particular, we note the following:

  Our potential dilution from stock options, determined by dividing the total number of options outstanding by the total shares of our Common Stock outstanding, was only 31% as of March 31, 2003. Our public filings also show that our potential dilution from stock options was approximately 40% and 54% as of December 31, 2000 and December 31, 2001, respectively, and was never as high in 2001 as the 77% number stated in CREF's supporting statement. Our Named Executive Officers currently own approximately 17% of total stock options and approximately 5% of Common Stock outstanding, which we believe are consistent with industry standards.

  The most recent outstanding stock option currently held by Thomas M. Siebel, our Chairman and CEO, was issued in January 1998. Additionally, Mr. Siebel's current fully diluted ownership percentage in Siebel Systems is approximately 11%, less than the over 13% referred to in CREF's supporting statement for 1999, 2000 and 2001. The majority of Mr. Siebel's existing stock ownership consists of shares acquired prior to our initial public offering that are still held by him.

  We believe that our compensation practices and stock option grant guidelines throughout the Company are consistent with industry standards. Moreover, our compensation structure aligns the interests of our employees and stockholders by directly tying cash and equity compensation to both individual and corporate performance.

  In September 2002, we further aligned the interests of our employees with those of our stockholders by canceling a significant portion of our outstanding employee stock options in exchange for shares of our Common Stock that are subject to a holding period of up to four years, thus providing employees with important long-term incentives to grow our business and create stockholder value.

For the following reasons, we believe that CREF's proposal is not in the best interests of our stockholders:

  Significant Impairment of Our Ability to Recruit New Executives and Key Employees.

  We believe that the combination of prescribing arbitrary limits on option grants, requiring performance hurdles or "indexing" for options, imposing mandatory holding periods for stock held by executives, and creating financial penalties for executives, all as recommended by CREF's proposal, could significantly impede our ability to recruit the executive leadership and key employees that are critical to the success of our business. To recruit top candidates for executive positions, we compete with a number of highly respected companies--almost none of which implement the combination of elements contained in CREF's proposal. Changing our compensation plans in the manner suggested by CREF would make our compensation packages far less attractive than those offered by other companies competing for the same talent, and could therefore significantly impede our ability to recruit the high quality executives and key employees upon which we will rely to operate our business.

  Significant Impairment of Our Ability to Motivate and Retain Existing Executives and Key Employees.

  We believe that the non-competitive equity compensation practices recommended in CREF's proposal could also considerably undermine our ability to motivate and retain our executive leadership and key employees. We generally do not enter into employment agreements with our executives or key employees, and they could seek other employment if they felt that their future equity compensation opportunities with us were less attractive than those offered by other companies. The loss of certain of our executives or key employees could make it more difficult for us to meet our goals. Additionally, the adverse effect on our earnings from stock options with a performance hurdle or indexed feature, as described in the next paragraph, could also cause the price of our Common Stock to drop, which in turn would reduce the potential dollar value--and therefore the motivation and retention value--of stock options held by our executives and key employees.

  Adverse Accounting Consequences.

  Under current accounting rules, indexing our options would require us to reflect in our quarterly earnings statements a compensation expense adjustment that varies based on the difference between the market price of our Common Stock and the exercise price of any outstanding indexed stock options. The reporting of this compensation expense could increase the volatility of our earnings and negatively impact our reported financial performance as compared to the majority of other companies, which do not report the expense for employee stock compensation in their income statements. The grant of stock options at a fixed exercise price, which is currently our practice, does not yield this negative accounting result.

  Potential Misalignment of Executive Interests and Stockholder Interests.

  We believe that CREF's proposal could misalign the interests of our executives and stockholders. For example, CREF's proposal that stock options and other stock-based compensation be subject to "some form of performance hurdle or 'indexing' feature" neither defines nor addresses the method of indexing. Depending on the particular index used, the value of options granted to employees could in any given year create a windfall for, or unfairly penalize, the employee because our performance may not track such index. Our current practice of granting stock options using the fair market value of our Common Stock on the date of the grant directly aligns the interests of employees with the interests of stockholders--the value of the stock option rises with an increase in the market price for our Common Stock and falls with a decrease in the market price for our Common Stock.

  Removal of Compensation Committee Discretion.

  Our Compensation Committee, which is composed solely of independent directors, is responsible for determining executive compensation, including equity-based incentives. We believe that it is important to preserve the Compensation Committee's ability to choose incentives that in their judgment (i) best enable us to recruit and retain executive officers and key employees, (ii) motivate such executives and employees to achieve our long-term goals and (iii) align such executives' and employees' interests with those of our stockholders. Additionally, within the boundaries of the law and generally accepted accounting principles, the Compensation Committee should have the flexibility to grant whichever form of stock options that it believes would yield the best results for our stockholders, including forms that avoid the adverse accounting consequences described above. CREF's proposal would remove the Compensation Committee's discretion in determining the composition of executive compensation by requiring that stock options include "some form of performance hurdle or 'indexing' feature." CREF's proposal does not consider that employee stock options are inherently based on performance for a number of reasons, including the following: (i) unless our company performs well and our stock increases in value as a result, the value of employee options do not increase, (ii) our employees must perform well in order to remain with Siebel Systems and thereby continue vesting in their stock options, and (iii) the size of potential additional stock option grants to our existing employees is directly tied to the quality of their individual performance and to corporate performance.

For these reasons, we recommend that you vote AGAINST this proposal. Proxies solicited by us will be so voted unless stockholders otherwise specify in their proxies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 4.

PROPOSAL 5

EXPENSING OF STOCK OPTIONS

The AFSCME Employees Pension Plan ("AFSCME"), 1625 L Street, N.W., Washington, D.C., 20036, beneficial owner of 5,094 shares of our Common Stock, has submitted the following proposal:

RESOLVED, that the shareholders of Siebel Systems, Inc. ("Siebel") urge the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in Siebel's income statement.

Supporting Statement

Stock options comprise a very large portion of Siebel's executive compensation. In 2001 alone, CEO Thomas Siebel was awarded stock options valued at $192,247,427 or $487,192,725, depending on the return assumption used. In 2000, the options he received were worth $252,422,581 or $639,688,380. (2001 company proxy statement)

U.S. accounting principles allow companies to choose between two alternatives when accounting for fixed stock option awards like those made by Siebel: they can "expense" the awards, or recognize their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. Siebel has elected footnote disclosure rather than expensing.

We believe that expensing stock option awards more accurately reflects the costs of such awards to a company. Simply put, options are a form of non-cash compensation with value to the recipient and a cost to the company. In the words of Warren Buffett: "If stock options aren't a form of compensation, what are they? If compensation isn't an expense, what is it? And, if expenses shouldn't go into the calculation of earnings, where in the world do they go?"

We believe the failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst's Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard and Poor's recently began calculating a "core earnings" number in which the cost of options is treated as an expense.

We believe that voluntarily expensing stock options sends a signal to the market that a company is committed to transparency and corporate governance best practices. Recognizing this, 80 companies have announced their intention to expense stock options as of October 27, 2002, according to Investor Relations Business.

Expensing fixed stock option awards will also eliminate a disincentive to award indexed options, which tie compensation more closely to company rather than market or industry performance and which must be expensed. The Conference's Board's Commission on Public Trust and Private Enterprise recently recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity based compensation.

Finally, we believe that not expensing stock options may lead to overuse by companies that see them as "free money." As Standard & Poor's put it in its recent report, "when something is significantly underpriced, it is also substantially overconsumed." We believe this concern is relevant to Siebel, since Institutional Shareholder Services, the largest proxy advisory service, has calculated that the total potential voting power dilution of Siebel's equity compensation plans stands at 39.86%.

We urge shareholders to vote FOR this proposal.

SIEBEL SYSTEMS' STATEMENT IN OPPOSITION TO PROPOSAL 5

We have carefully considered AFSCME's proposal and strongly recommend that you vote AGAINST it, because it could (i) adversely impact our earnings and financial statements, (ii) make it difficult for our stockholders to compare our financial statements to those of our primary competitors, (iii) significantly impede our ability to recruit new executives and key employees necessary to operate our business, (iv) considerably undermine our ability to motivate and retain our existing executives and key employees and (v) does not provide any additional, useful information to stockholders. Accordingly, we believe it is in the best interests of Siebel Systems and its stockholders not to expense stock options before the issue is resolved by the appropriate accounting standards bodies and is consistently applied throughout our industry.

Before discussing our reasons for opposing AFSCME's proposal, it is important to note that we believe that the information provided in the first paragraph of AFSCME's supporting statement is based on public filings dated prior to June 2002 and therefore is outdated in at least the following two respects:

  It does not reflect that all outstanding stock options currently held by Mr. Siebel were granted prior to February 1998, and that there are no stock options now in effect for Mr. Siebel from either 2000 or 2001. AFSCME's representations regarding the value of such stock options are simply inaccurate--in fact, the current value of such options is exactly $0 based upon any conceivable return assumption. (Please refer to our Form 10-K filed on March 18, 2003.)

  Our potential dilution from stock options, determined by dividing the total number of options outstanding by the total number of our Common Stock outstanding, was approximately 31% as of March 31, 2003, not the historical number of 40% referenced in AFSCME's supporting statement.

For the following reasons, we do not believe AFSCME's proposal is in the best interest of our stockholders:

  Adverse Impact on Earnings and Financial Statements.

  As discussed below, the expensing of stock options before such action is required by possible future accounting regulations could have an adverse impact on our earnings and financial statements that could in turn cause a significant increase in the volatility in our Common Stock.

    Premature to Change Before Standards Set. There is considerable ongoing debate regarding accounting for stock options, which may well be resolved in the relatively near future. Under the current accounting rules, a company may choose whether to expense the "fair value" of stock options in its income statement or, as is the practice used by us and our primary competitors, to disclose this same expense amount in the notes to its financial statements. The vast majority of companies choose to reflect the "fair value" of stock options in the notes to their financial statements rather than in their income statement and do so in accordance with generally accepted accounting principles. We should be able to determine and follow any permissible method of accounting that we believe is in the best interests of our company and our stockholders. Although we will continue to evaluate our approach in light of ongoing developments and industry actions, we believe that it would be premature to change our accounting treatment of stock options before the issue is resolved by the appropriate accounting standards bodies and is consistently applied throughout our industry.

    Improper Measure of Compensation. We believe that expensing stock options in accordance with current accounting rules would not accurately reflect the economic impact of stock options on our financial performance, because the compensation expense of the stock options is recognized regardless of whether a stock option is exercised. Although AFSCME claims that stock options are "a form of non-cash compensation with value" to employees, its proposal would require us to record a compensation expense for stock options that are forfeited or cancelled before they are exercised and therefore provided no value to the employees. The expense could therefore be substantially different than the actual benefit received by employees. To illustrate this point, had we expensed options during 2002 in the manner proposed by AFSCME and in accordance with existing accounting rules, we would have recorded the following amounts as compensation expense:

      an expense of over $140 million related to stock options that were cancelled or forfeited by employees for no consideration before they were exercised;

      an expense of $650 million for stock options we repurchased from our employees for total consideration of $55 million (which was reflected as an expense in our income statement); and

      an expense of over $260 million related to stock options that had an exercise price of the stock options that was significantly higher than the fair market value of our Common Stock.

    If implemented using current accounting rules, AFSCME's proposal would therefore have required us to include over $1 billion of compensation expense in our income statement in connection with the above items, when only $55 million of compensation was actually provided to employees.

    Inconsistent Measure of Valuation. Expensing stock options also raises several difficult issues regarding the valuation of stock options. Determining the value of stock options involves opinions and assumptions regarding stock volatility, option terms and other terms that vary from company to company. Consequently, the very few companies that have recently decided to expense options have not adopted consistent valuation methods. Therefore, even if all companies were to expense stock options, a stockholder could not accurately compare one company's expense against another company's expense because the basis for determining the expense may be different.

  Inability to Compare Our Financial Statements with Those of Our Primary Competitors.

  While AFSCME notes that certain companies have announced their intention to expense stock options, based on AFSCME's data, over 99% of public companies, including most technology companies and our primary competitors, have not done so. If we were to expense the fair value of stock options in our income statement at a time when our competitors provide this information only in the notes to their financial statements, it would be more difficult for stockholders to compare our financial performance to that of our primary competitors or other companies in our peer group. In fact, stockholders would likely need to learn the details and nuances of the various methods of valuing and accounting for stock options and apply them to the financial statements, and notes thereto, of each company in order to back out the expense and properly compare the financial statements. At a time when it seems that the public is demanding consistency in financial reporting and more ease in comparing companies' financial statements, we believe that adopting AFSCME's proposal could have the opposite effect.

  Significant Impairment of Our Ability to Recruit New Executives and Key Employees.

  We believe that the adverse impact AFSCME's proposal would have on our earnings and financial statements could significantly impede our ability to recruit the executive leadership and key employees that are necessary to operate our business. To recruit top candidates for various positions, we compete with a number of highly respected companies--almost none of which expense stock options in their income statement. Because reflecting the value of stock options on our income statement would be inconsistent with the approach taken by most other companies, our financial condition and performance could be inaccurately perceived by candidates. If these candidates are unable to accurately compare the state of our business to that of other companies, they may be less likely to join our company, which could harm our business.

  Significant Impairment of Our Ability to Motivate and Retain Current Executives and Key Employees.

  We believe that adopting AFSCME's proposal and reflecting the "fair value" of stock options in our income statement would also considerably undermine our ability to motivate and retain our executive leadership and key employees. If we adopted AFSCME's proposal, we may feel compelled to reduce our overall equity compensation below competitive levels to lessen the adverse impact on our earnings and financial statements caused by expensing stock options. We generally do not enter into employment agreements with our executives or key employees, and they could seek other employment if they felt that their future equity compensation opportunities with us were less attractive than those offered by other companies. Additionally, the adverse impact that AFSCME's proposal would have on our earnings could also cause the price of our Common Stock to drop, which in turn would reduce the potential dollar value--and therefore the motivation and retention value--of vested and unvested stock options held by existing executives and key employees. We could lose key company leaders as a result, making it more difficult for us to meet our goals and increase stockholder value.

  No Additional, Useful Information.

  We do not believe that reflecting the expense related to stock options in our income statement would provide stockholders with additional useful information. We believe that the information that we provide in our financial statements and related discussions regarding stock options exceeds the requirements of generally accepted accounting principles and the disclosures provided by other companies in our peer group. For example, we disclose the following metrics on a quarterly basis: (i) a detailed analysis of all option activity, including grants, exercises and forfeitures, relating to our executive officers and other employees, (ii) a description of all options exercised and gains realized by executive officers, (iii) the number of stock options granted to executive officers, as a percentage of total options granted during the relevant period and (iv) the number of stock options held by our executives both as a percentage of stock options outstanding and shares of Common Stock outstanding. Moreover, we already disclose in a footnote to our financial statements details regarding the pro forma net earnings and earnings per share as if we had expensed equity-based compensation. We believe that this disclosure adequately informs stockholders of the pro forma expense related to such stock option grants, and in fact may provide more helpful and relevant information because they can compare the disclosure to that provided by companies with whom we compete and who similarly account for stock options pursuant to current accounting rules.

For these reasons, we recommend that you vote AGAINST this proposal. Proxies solicited by us will be so voted unless stockholders otherwise specify in their proxies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 5.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock as of March 31, 2003 by: (i) each director; (ii) each Named Executive Officer (as defined under "Executive Compensation - Compensation of Executive Officers" below); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock:

                                           Amount and
                                           Nature of
                                           Beneficial    Percent
Name and Address of Beneficial Owner (1)  Ownership (2)  of Class
----------------------------------------  ------------  -----------
Thomas M. Siebel (3)....................   56,748,479       11.20%
  2207 Bridgepointe Parkway
  San Mateo, CA 94404
The TCW Group, Inc. (4).................   48,581,539        9.92
  865 South Figueroa Street
  Los Angeles, CA 90017
Patricia A. House (5)...................    7,958,709        1.61
Paul Wahl (6)...........................    1,869,762           *
R. David Schmaier (7)...................    2,025,319           *
Kenneth A. Goldman (8)..................    1,329,034           *
Richard P. Chiarello (9)................      107,500           *
William R. McDermott (10)...............        1,426           *
Eric E. Schmidt, Ph.D. (11).............    1,838,208           *
A. Michael Spence, Ph.D. (12)...........    1,071,400           *
Charles R. Schwab (13)..................    3,348,510           *
George T. Shaheen (14)..................    1,542,280           *
James C. Gaither (15)...................      640,856           *
Marc F. Racicot (16)....................       22,000           *
All directors and executive officers as
  a group (16 persons) (17).............   82,062,017       15.62%

_________________

     *   Represents beneficial ownership of less than 1%.

  Unless otherwise provided, the address for each of the beneficial owners listed is c/o Siebel Systems, Inc., 2207 Bridgepointe Parkway, San Mateo, CA 94404.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 488,819,425 shares of Common Stock and exchangeable shares outstanding as of March 31, 2003.

  Includes 30,285,592 shares held as trustee under the Siebel Living Trust u/a/d 7/27/93; 2,349,904 shares held by Siebel Asset Management, L.P., of which Mr. Siebel is a general partner; 2,000,000 shares held by Siebel Asset Management III, L.P., of which Mr. Siebel is a general partner; and 1,600,000 shares held by Siebel Asset Management IV, L.P., of which Mr. Siebel is a general partner. Also includes 2,426,845 shares held by the Thomas and Stacey Siebel Foundation, as to which Mr. Siebel disclaims beneficial ownership. Also includes 18,086,138 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Based solely on information contained on Schedule 13G filed with the SEC. Shares are held on behalf of TCW Business Unit, a group of direct and indirect subsidiaries of TCW Group, Inc. (collectively "TCW"). Includes 310,083 shares that would be derived from conversion of $7,230,000 million face amount of our Convertible Subordinated Debentures, maturing September 15, 2006, and held indirectly by TCW and 390,900 shares that would be derived from conversion of $390,900 face amount of Morgan Stanley Dean Witter & Co. Medium Term Note PERQS Exchangeable Convertible Preferred Siebel Systems, Inc., held by TCW.

  Includes 89,364 shares held by Patricia A. House Separate Property UTA 1/21/00 Patricia A. House TTEE. Also includes 6,838,578 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Includes 1,814,500 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003. Mr. Wahl tendered his resignation effective March 31, 2003.

  Includes 5,684 shares held by Mr. Schmaier's minor children. Also includes 1,445,004 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Includes 17,684 shares held by the Goldman-Valeriote Family Trust and 8,070 shares held by Mr. Goldman's minor children. Also includes 1,005,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Includes 7,500 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2003.

  Mr. McDermott left Siebel Systems in September 2002.

  Includes 208 shares held by Dr. Schmidt's wife. Also includes 1,662,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Includes 206,000 shares held by A. Michael Spence, Trustee or Successor Trustee under The A. Michael Spence Revocable Trust u/a/d October 26, 1996, and 380,000 shares held by the Spence Family Investments LP. Also includes 1,800 shares held by A. Michael Spence TTEE by James Graham Spence Trust, 1,800 shares held by A. Michael Spence TTEE by Cathy B. Spence Irrevocable Trust and 1,800 shares held by A. Michael Spence TTEE by Marya W. Spence Irrevocable Trust. Also includes 480,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Includes 360,000 shares held by the Schwab Family Partners to which Mr. Schwab disclaims beneficial ownership and 18,000 shares held by Mr. Schwab's spouse. Also includes 549,600 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Includes 50,280 shares held by the Shaheen Revocable Trust. Also includes 1,492,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Includes 487,200 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Includes 22,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2003.

  Includes 36,574,520 shares issuable upon exercise of stock options held by all executive officers and directors currently exercisable or exercisable within 60 days of March 31, 2003. See footnotes (3) through (16) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Siebel Systems. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for the following late filings: Mr. Charles R. Schwab (one report covering three transactions), Mr. Bruce Cleveland (one report covering one transaction), Mr. Marc F. Racicot (one report covering one transaction) Mr. David C. Schwartz (one report covering one transaction), and Mr. R. David Schmaier (two reports, each covering one transaction).

EXECUTIVE COMPENSATION

Compensation of Directors

Our directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but are eligible for reimbursement for certain expenses incurred in attending Board of Directors and committee meetings. Historically, our non-employee directors have received discretionary periodic stock option grants under the 1996 Plan for service on our Board of Directors. In May 2003, after considering the criteria relating to awarding stock options and general market conditions, our Board of Directors approved the following formal guidelines relating to the grant of stock options to our non-employee directors:

  Initial Grants -- Each new non-employee director will be granted an option to purchase 80,000 shares of our Common Stock as soon as practicable following such director's appointment to the Board.

  Annual Grants -- Each non-employee director who has served on the Board for more than six months will be granted an option to purchase 20,000 shares of our Common Stock in January of each year.

We do not intend for stock options granted to non-employee directors to qualify as incentive stock options under the Internal Revenue Code. We believe that these option grant guidelines will motivate and reward our non- employee directors for their service in a manner that is consistent with good corporate practice and the independence requirements of the Nasdaq National Market applicable to members of boards of directors and compensation committees. Notwithstanding the foregoing guidelines, from time to time, including prior to any option grant made to any non-employee director, the Compensation Committee of the Board of Directors will review the appropriateness and adequacy of these compensation guidelines, taking into consideration actual performance of Siebel Systems and the non-employee director and such other factors and circumstances as deemed necessary and appropriate, and exercising such other power and authority as may be permitted or required under the 1996 Plan.

Directors who are also our employees are eligible to receive options under the 1996 Plan and to participate in our 1996 Employee Stock Purchase Plan, which was adopted by the Board of Directors in May 1996 and approved by stockholders in June 1996, our 2003 Employee Stock Purchase Plan and our 401(k) Plan.

During the year ended December 31, 2002, we granted stock options to one director. Mr. Racicot received a stock option grant for 20,000 shares of our Common Stock at an exercise price of $6.20 per share. The exercise price per share was equal to the fair market value of Common Stock on the date of grant (based on the closing sales price reported on the Nasdaq Stock Market on the date immediately preceding the date of grant). The shares subject to each grant vest and become exercisable in 20 equal quarterly installments upon Mr. Racicot's completion of each quarter of service on the Board of Directors over the five-year period beginning on the grant date. The term of options granted under the 1996 Plan is generally six to ten years.

Compensation of Executive Officers

Summary Compensation Table

The following table provides information for 2000, 2001 and 2002 regarding the compensation awarded or paid to, or earned by, our CEO and each of our four most highly compensated executive officers and a former officer who would have been listed but for the fact that he was no longer an executive officer as of December 31, 2002. We refer to these individuals elsewhere in this proxy statement as "Named Executive Officers."

                                                                                                                         Long-Term
                                                                                                                     Compensation Awards
                                                                                                                ---------------------------      All
                                                                             Annual Compensation                Restricted     Securities      Other
                                                                  --------------------------------------------  Stock Awards   Underlying      Compen-
    Officer Name                        Position                   Year      Salary     Bonus (1)    Other (2)    ($) (3)      Options (#)    sation (4)
---------------------   ----------------------------------------  ------  -----------  -----------  ----------  ------------- -------------  -----------
Thomas M. Siebel        Chairman and CEO                           2002   $        1   $       --   $      --    $        --          --     $       --
                                                                   2001            1           --          --             --   7,950,000 (5)         --
                                                                   2000    1,000,000    1,502,466          --             --   8,000,000 (6)         --

Paul Wahl               President and Chief                        2002      600,000           --      53,635             --          --        462,500
                          Operating Officer (7)                    2001      643,750           --          --             --   1,350,000 (8)         --
                                                                   2000      500,000    1,500,000          --             --     500,000 (9)         --

R. David Schmaier       Executive Vice President                   2002      400,000      500,000          --             --          --             --
                                                                   2001      429,167           --          --             --   1,330,000             --
                                                                   2000      400,000      852,839          --             --     200,000             --

Kenneth A. Goldman      Senior Vice President, Finance             2002      320,000      200,000          --             --          --      2,775,000
                          and Administration and                   2001      343,333           --          --             --   2,170,000             --
                          Chief Financial Officer (10)             2000      147,180      134,641          --             --   2,000,000 (11)        --

Richard P. Chiarello    Senior Vice President, Worldwide           2002      161,217      221,259          --        646,900     200,000             --
                           Sales (12)                              2001           --           --          --             --          --             --
                                                                   2000           --           --          --             --          --             --

William R. McDermott    Former Executive Vice President,           2002      355,061       96,006     191,647             --          --             --
                           Worldwide Sales Operations (13)         2001      270,833       99,747          --             --   1,000,000 (13)        --
                                                                   2000           --           --          --             --          --             --

____________________

  Amounts set forth under "Bonus" for Mr. McDermott for both 2001 and 2002 represent sales commissions earned in accordance with our sales commission plans. Amounts set forth under "Bonus" for Mr. Chiarello for 2002 represent sales commissions earned in accordance with our sales commission plans.

  In accordance with SEC rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lower of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year. During 2002, amounts set forth under "Other Annual Compensation" for Mr. Wahl relate to life insurance premiums paid by Siebel Systems totaling $45,150 and $8,485 in other perquisites. Amounts for Mr. McDermott relate to $189,646 for reimbursement of relocation expenses and $2,001 in other perquisites.

  In October 2002, we awarded to Mr. Chiarello 100,000 shares of our Common Stock, with a fair value of $647,000 on the date of grant. Mr. Chiarello paid an aggregate of $100 for the stock, which is equal to the par value of the stock. The stock vests over five years of service with Siebel Systems, with 20% vesting on September 4, 2003, and the remaining shares vesting 5% each quarter of service thereafter. We may repurchase any unvested shares of stock at the time of termination at the lower of (i) the original purchase price of the stock; or (ii) the fair value of our Common Stock. As of December 31, 2002, the fair value of the stock awarded to Mr. Chiarello was $740,000. Although we do not have any intention to pay dividends on our Common Stock at this time, should we declare any dividends on our Common Stock, Mr. Chiarello is entitled to such dividends, when and if paid.

  Amounts set forth under "All Other Compensation" represent consideration paid to each Named Executive Officer who tendered stock options under the terms of the Option Repurchase. Please refer to the "Report of the Compensation Committee of the Board of Directors on Executive Compensation" below for a further description of the Option Repurchase.

  At the voluntary request of Mr. Siebel, this option for 7,950,000 shares was cancelled in January 2003. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2002 and pages 41 and 42 of this proxy statement for more information regarding this cancellation.

  At the voluntary request of Mr. Siebel, this option for 8,000,000 shares was cancelled in January 2003. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2002 and pages 41 and 42 of this proxy statement for more information regarding this cancellation.

  Mr. Wahl resigned from Siebel Systems effective March 31, 2003.

  As a result of Mr. Wahl's resignation, the unvested shares subject to these stock options (937,500 shares) were cancelled pursuant to the terms of our 1996 Equity Incentive Plan. In addition, as of June 30, 2003, the remaining 412,500 shares will be either exercised by Mr. Wahl or cancelled pursuant to the terms of our 1996 Equity Incentive Plan.

  A total of 250,000 of these 500,000 shares were cancelled in connection with the Option Repurchase described on pages 42 and 43 of this proxy statement. Pursuant to the terms of our 1996 Equity Incentive Plan, the remaining 250,000 shares were cancelled upon Mr. Wahl's resignation.

  Mr. Goldman joined Siebel Systems in August 2000.

  A total of 1,500,000 of these 2,000,000 shares were cancelled in connection with the Option Repurchase described on pages 42 and 43 of this proxy statement.

  Mr. Chiarello joined Siebel Systems in September 2002 at an annual salary of $500,000.

  Mr. McDermott joined Siebel Systems in June 2001 and left in September 2002. Mr. McDermott exercised 15,000 shares of these options in February 2002. As a result of Mr. McDermott's departure, the remaining 985,000 option shares were cancelled in 2002 pursuant to the terms of our 1996 Equity Incentive Plan.

Supplemental Adjusted Summary Compensation Table

The following table provides supplemental adjusted information for 2000, 2001 and 2002 regarding the compensation awarded or paid to, or earned by, our Named Executive Officers. The column entitled "Long-Term Compensation Awards-Securities Underlying Options (as Adjusted)" sets forth stock option grants that remain in effect after giving effect to the following events: (1) the cancellation of approximately 26 million option shares held by Mr. Siebel, including all stock options granted to Mr. Siebel in 2000 and 2001, (2) the repurchase of certain stock options held by Mr. Wahl and Mr. Goldman pursuant to the Option Repurchase described on pages 42 and 43 of this proxy statement, (3) the resignation of Mr. Wahl and the related exercise or cancellation of his stock options pursuant to the terms of our 1996 Equity Incentive Plan, which will occur prior to June 30, 2003, and (4) the resignation of Mr. McDermott and related cancellation of his options pursuant to the terms of our 1996 Equity Incentive Plan.

                                                                                                                         Long-Term
                                                                                                                     Compensation Awards
                                                                                                                ---------------------------
                                                                                                                               Securities        All
                                                                             Annual Compensation                 Restricted    Underlying       Other
                                                                  --------------------------------------------  Stock Awards   Options (#)     Compen-
    Officer Name                        Position                   Year      Salary     Bonus (1)    Other (2)    ($) (3)     (as Adjusted)    sation (4)
---------------------   ----------------------------------------  ------  -----------  -----------  ----------  -------------  -----------   ------------
Thomas M. Siebel        Chairman and CEO                           2002   $        1   $       --   $      --    $        --           --    $       --
                                                                   2001            1           --          --             --           --            --
                                                                   2000    1,000,000    1,502,466          --             --           --            --

Paul Wahl               President and Chief                        2002      600,000           --      53,635             --           --       462,500
                          Operating Officer (5)                    2001      643,750           --          --             --           --            --
                                                                   2000      500,000    1,500,000          --             --           --            --

R. David Schmaier       Executive Vice President                   2002      400,000      500,000          --             --           --            --
                                                                   2001      429,167           --          --             --    1,330,000            --
                                                                   2000      400,000      852,839          --             --      200,000            --

Kenneth A. Goldman      Senior Vice President, Finance             2002      320,000      200,000          --             --           --     2,775,000
                          and Administration and                   2001      343,333           --          --             --    2,170,000            --
                          Chief Financial Officer (6)              2000      147,180      134,641          --             --      500,000            --

Richard P. Chiarello    Senior Vice President, Worldwide           2002      161,217      221,259          --        646,900      200,000            --
                           Sales (7)                               2001           --           --          --             --           --            --
                                                                   2000           --           --          --             --           --            --

William R. McDermott    Former Executive Vice President,           2002      355,061       96,006     191,647             --           --            --
                           Worldwide Sales Operations (8)          2001      270,833       99,747          --             --           --            --
                                                                   2000           --           --          --             --           --            --

_________________

  Amounts set forth under "Bonus" for Mr. McDermott for both 2001 and 2002 represent sales commissions earned in accordance with our sales commission plans. Amounts set forth under "Bonus" for Mr. Chiarello for 2002 represent sales commissions earned in accordance with our sales commission plans.

  In accordance with SEC rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lower of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year. During 2002, amounts set forth under "Other Annual Compensation" for Mr. Wahl relate to life insurance premiums paid by Siebel Systems totaling $45,150 and $8,485 in other perquisites. Amounts for Mr. McDermott relate to $189,646 for reimbursement of relocation expenses and $2,001 in other perquisites.

  In October 2002, we awarded to Mr. Chiarello 100,000 shares of our Common Stock, with a fair value of $647,000 on the date of grant. Mr. Chiarello paid an aggregate of $100 for the stock, which is equal to the par value of the stock. The stock vests over five years of service with Siebel Systems, with 20% vesting on September 4, 2003, and the remaining shares vesting 5% each quarter of service thereafter. We may repurchase any unvested shares of stock at the time of termination at the lower of (i) the original purchase price of the stock; or (ii) the fair value of our Common Stock. As of December 31, 2002, the fair value of the stock awarded to Mr. Chiarello was $740,000. Although we do not have any intention to pay dividends on our Common Stock at this time, should we declare any dividends on our Common Stock, Mr. Chiarello is entitled to such dividends, when and if paid.

  Amounts set forth under "All Other Compensation" represent consideration paid to each Named Executive Officer who tendered stock options under the terms of the Option Repurchase. Please refer to the "Report of the Compensation Committee of the Board of Directors on Executive Compensation" below for a further description of the Option Repurchase.

  Mr. Wahl resigned from Siebel Systems effective March 31, 2003.

  Mr. Goldman joined Siebel Systems in August 2000.

  Mr. Chiarello joined Siebel Systems in September 2002 at an annual salary of $500,000.

  Mr. McDermott joined Siebel Systems in June 2001 and left in September 2002.

Stock Options Repurchased in the Year Ended December 31, 2002

During 2002, we completed a tender offer to repurchase certain stock options with exercise prices greater than $40 per share. Please refer to the discussion in the Report of the Compensation Committee of the Board of Directors on Executive Compensation under "Stock Options Repurchased," for a further description of the Option Repurchase.

STOCK OPTION GRANTS AND EXERCISES

Stock Option Grants in the Year Ended December 31, 2002

We grant stock options to our executive officers and directors under the 1996 Plan. As of December 31, 2002, stock options to purchase a total of 85.9 million shares were outstanding under the 1996 Plan, and stock options to purchase 44.5 million shares remained available for grant under this plan. As described further below and in our Annual Report on Form 10-K, we cancelled approximately 26 million of our CEO's stock options in January 2003 at his request. As a result of this cancellation, the number of stock options outstanding under the 1996 Plan decreased by approximately 26 million and the number of stock options available for grant increased by like amount. We grant options to our other employees under the 1998 Plan. As of December 31, 2002, options to purchase a total of 98.1 million shares were outstanding under the 1998 Plan, and options to purchase 116.8 million shares remained available for grant under this plan.

All stock options granted under the 1996 Plan and 1998 Plan have been granted at the fair market value on the date of the grant. Additionally, the Company recently started setting a term of six years on its new option grants, which will help to reduce the our stock option overhang over time. This action will also reduce the theoretical value of such options under certain valuation methodologies, which may be beneficial to the Company in the event stock option expensing becomes required by law.

In order to maintain the proper balance between the need to attract and retain employees and minimize the dilution to existing stockholders, the Company adjusted its compensation structure in 2002 (and again in 2003) to significantly reduce the number of stock options issued to new and existing employees. Moreover, the Company limited the number of stock options that it granted to its employee base, such that substantially all 2002 stock option grants related to newly hired employees. Accordingly, no stock options were granted to the Named Executive Officers during 2002, except for stock options to purchase 200,000 shares of Common Stock granted to Richard P. Chiarello upon the commencement of his employment with the Company as Senior Vice President, Worldwide Sales. In addition, we awarded to Mr. Chiarello 100,000 shares of Common Stock in October 2002. In total, the Company issued options to purchase 5,887,300 shares of Common Stock, and awarded 200,000 shares of Common Stock, in 2002, which was approximately 1% of the Company's outstanding shares as of December 31, 2002.

It is important to note that we took several steps during 2002 and early 2003 that significantly reduced the number of stock options outstanding. Specifically, we reduced the number of stock options outstanding in the following ways:

  In September 2002, we cancelled 28.1 million stock options in connection with the Option Repurchase described on pages 42 and 43 of this proxy statement.

  In January 2003, we cancelled approximately 26 million shares subject to stock options held by our Chairman and CEO, Thomas M. Siebel, at his request. These stock options represented all options that had been granted to Mr. Siebel during the past four years, including all options granted to him from October 1998 through October 2001 (the date of his last option grant). Mr. Siebel received no consideration for the cancellation of these options.

  As a result of the forfeitures by employees upon termination, our outstanding stock options decreased by 36.2 million shares.

  Employees and directors exercised an aggregate of 12.8 million option shares.

In combination with the relatively small number of new options issued in 2002 (as noted above) and early 2003, these actions lowered the number of outstanding stock options by an aggregate of 96.2 million shares from the levels outstanding as of December 31, 2001, representing a 39% reduction in the number of option shares outstanding. As a result, stock options outstanding relative to shares outstanding decreased from 53% as of December 31, 2001 to 31% as of March 31, 2003.

The following table sets forth certain information regarding stock options granted to the Named Executive Officers during 2002:

                                                                                             Potential Realizable Value
                              Number of      Percent of                                      at Assumed Annual Rates of
                             Securities     Total Options                                    Stock Price Appreciation for
                             Underlying      Granted to       Exercise or                        the Option Term (4)
                               Options        Employees        Base Price      Expiration    ----------------------------
 Officer Name                Granted (1)     in 2002 (2)     ($/Share) (3)        Date             5%            10%
--------------------------  -------------   -------------- ----------------   ------------   -------------   ------------
Thomas M. Siebel                      --              -- %  $           --             --    $         --    $        --
Paul Wahl                             --              -- %  $           --             --    $         --    $        --
R. David Schmaier                     --              -- %  $           --             --    $         --    $        --
Kenneth A. Goldman                    --              -- %  $           --             --    $         --    $        --
Richard P. Chiarello             200,000            3.40%  $         6.20     10/20/2012    $    779,829    $ 1,976,241
William R. McDermott                  --              -- %  $           --             --    $         --    $        --

_________________

  Options vest at a rate of 5% each quarter after October 21, 2003, and have a term of ten years.

  Based on an aggregate of 5.9 million shares subject to options granted to employees pursuant to our 1996 and 1998 Plans during the year ended December 31, 2002, including grants to the Named Executive Officers.

  Under all stock option plans, the stock option exercise price is equal to the fair market value at the date of grant.

  The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of its stock price performance.

The following summarizes the distribution and dilutive impact of the stock options held by our Named Executive Officers as of December 31, 2000, 2001 and 2002:

                                                                                         Year Ended December 31,
                                                                                    ---------------------------------
                                                                                      2000        2001        2002
                                                                                    ---------- ----------- ----------
Stock options held by Named Executive Officers as a percentage of:
  Total options outstanding.......................................................      28.4%      23.8%     29.3%
                                                                                    ========== =========== ==========
  Outstanding shares of common stock..............................................      11.3%      12.6%     11.2%
                                                                                    ========== =========== ==========

As discussed above, we cancelled approximately 26 million stock options held by our CEO in January 2003. Accordingly, the stock options held by our Named Executive Officers as a percentage of both outstanding stock options and shares of Common Stock is expected to decrease in 2003. Specifically, this cancellation reduced the stock options held by Named Executive Officers as a percentage of stock options and shares of Common Stock outstanding to 17.8% and 5.8%, respectively, as of December 31, 2002 (assuming the cancellation had occurred in 2002).

Aggregated Stock Option Exercises for the Year Ended December 31, 2002, and Stock Option Values as of December 31, 2002

The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 2002, and the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 2002:

                                                                    Number of
                                                               Securities Underlying          Value of Unexercised
                                                              Unexercised Options at        In-the-Money Options at
                               Shares                         December 31, 2002 (2)          December 31, 2002 (3)
                             Acquired on        Value      -----------------------------  ---------------------------
 Officer Name                 Exercise      Realized (1)    Exercisable    Unexercisable   Exercisable  Unexercisable
--------------------------  ------------- ---------------  --------------  -------------  ------------- -------------
Thomas M. Siebel (4)           1,000,000   $  34,586,250       32,436,142     12,199,992   $91,834,069   $ 8,757,464
Paul Wahl                        500,000   $  13,568,063        1,552,000      2,450,000   $        --   $        --
R. David Schmaier                455,824   $  10,758,740        1,018,576      1,861,427   $ 1,267,256   $ 2,458,956
Kenneth A. Goldman                50,000   $     760,900          840,000      1,780,000   $        --   $        --
Richard P. Chiarello                  --   $          --               --        200,000   $        --   $   240,000
William R. McDermott              15,000   $     249,450               --             --   $        --   $        --

_________________

  Based on the fair market value of our Common Stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.

  Represents the total number of shares of our Common Stock subject to stock options held by the Named Executive Officers as of December 31, 2002.

  Based on the fair market value of our Common Stock as of December 31, 2002 ($7.40 per share), minus the exercise price, multiplied by the number of shares underlying the options.

  As discussed above, we cancelled approximately 26 million stock options held by Mr. Siebel in January 2003 and as a result, Mr. Siebel has a total of 18.7 million stock options that remain outstanding. Of the approximately 26 million stock options cancelled, 15.1 million were exercisable and 10.9 million were unexercisable. The "in-the-money" value of the stock options cancelled was $14.9 million as of December 31, 2002.

Aggregated Stock Option Exercises for the Quarter Ended March 31, 2003, and Stock Option Values as of March 31, 2003

As discussed above, we took several steps during 2002 and early 2003 to dramatically reduce the number of stock options outstanding. In order to illustrate the impact of these changes on our executive stock option ownership, we have provided the following table, which sets forth the shares acquired and the value realized by the Named Executive Officers on each exercise of stock options during the three months ended March 31, 2003, and the number and value of securities underlying unexercised options held by the Named Executive Officers as of March 31, 2003:

                                                                   Number of
                                                              Securities Underlying           Value of Unexercised
                                                             Unexercised Options at         In-the-Money Options at
                               Shares                          March 31, 2003 (2)               March 31, 2003 (3)
                             Acquired on        Value     ------------------------------   ----------------------------
 Officer Name                 Exercise      Realized (1)   Exercisable     Unexercisable   Exercisable   Unexercisable
--------------------------  ------------- --------------- --------------   -------------  -------------  -------------
Thomas M. Siebel                      --   $          --     17,886,140         799,994    $92,944,605    $ 4,082,969
Paul Wahl (4)                         --   $          --      1,814,500 (4)          --    $        --    $        --
R. David Schmaier                     --   $          --      1,263,933       1,616,070    $ 2,157,123    $ 2,270,591
Kenneth A. Goldman                    --   $          --        922,500       1,697,500    $        --    $        --
Richard P. Chiarello                  --   $          --             --         350,000    $        --    $   362,000

_________________

  Based on the fair market value of our Common Stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.

  Represents the total number of shares of our Common Stock subject to stock options held by the Named Executive Officers as of March 31, 2003.

  Based on the fair market value of our Common Stock as of March 31, 2003 ($8.01 per share), minus the exercise price, multiplied by the number of shares underlying the stock options.

  Mr. Wahl resigned as President and Chief Operating Officer effective March 31, 2003. As a result, as these 1,814,500 option shares will be either exercised by Mr. Wahl or cancelled pursuant to the terms of our 1996 Equity Incentive Plan on or before June 30, 2003.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

We do not have any employment, severance or change of control agreements with any Named Executive Officer.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Our Board of Directors has delegated to the Compensation Committee of the Board (the "Committee") the power and authority to review, modify and approve the overall compensation strategy and policies for the Company. The Committee is comprised of two non-employee directors: Drs. Eric E. Schmidt and A. Michael Spence. The Committee is responsible for, among other things: (i) reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, based upon our business needs and consistent with the interests of its stockholders; (ii) administering our executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations to the Board of Directors concerning matters of executive compensation.

Compensation Philosophy

The policies of the Committee with respect to executive officers, including our CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential. To emphasize sustained performance of our executive officers, the Committee has adopted policies to align executive compensation with the creation of stockholder value as measured in the equity markets. These policies are implemented using a mix of the following key elements:

  We pay base salaries that are generally competitive with other leading high technology companies with which we compete for personnel. To ensure that our salaries are sufficient to attract and retain highly qualified executives and other key employees, we regularly compare salaries with those of our competitors and set salary parameters based on this review;

  We pay cash bonuses based on the achievement of specific operating goals and high levels of performance; and

  We provide our executive officers and key employees with equity-based incentives pursuant to our 1996 Equity Incentive Plan, 1998 Equity Incentive Plan and Employee Stock Purchase Plan in order to motivate them to achieve our long-term goals and to align their interests with those of our non-employee stockholders.

In 2002, we retained an independent human resource consulting firm to conduct a global benefits and compensation review. As a result of the findings of this study, at the beginning of 2003, we launched a compensation initiative that we believe will continue to attract top talent. Our base salaries on average are at or above industry averages, and total cash compensation on average is targeted at or above the industry averages. Under restructured discretionary bonus and stock option programs, potential awards will be tied to individual and corporate performance.

In addition, over the past year, we have significantly realigned our business and restructured our equity and other compensation programs to serve the best interests of our stockholders. These actions included:

  In 2002, we adjusted our compensation structure to reduce the guidelines regarding the number of stock options issued to our employees.

  In September 2002, we completed the Option Repurchase, under which approximately 28.1 million shares underlying employee stock options were cancelled in exchange for Common Stock or cash.

  In January 2003, we cancelled approximately 26 million shares subject to stock options held by our Chairman and CEO, Thomas M. Siebel, at his request. These stock options represented all options that had been granted to Mr. Siebel during the past four years, including all options granted to him from October 1998 through October 2001 (the date of his last option grant).

Cash Compensation

Base Salary

The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other leading high technology companies with which we compete for personnel. Base salary represents the fixed component of the executive compensation program. Our philosophy regarding base salaries is to be at or above the comparable industry median. Base salary levels are established based on an annual review of published executive salary levels at high technology companies with comparable revenues and on the basis of individual performance. The industry group index shown on the Performance Measurement Comparison Graph included in this proxy statement includes many of the larger software companies included in our compensation survey. Periodic increases in base salary are the result of individual contributions evaluated against established annual and long-term performance objectives and an annual salary survey of high technology companies with comparable revenues.

Cash Bonuses

Cash bonus awards are designed to reward our executives and other senior managers for assisting us in achieving our operational goals through exemplary individual performance. Bonuses, if any, are linked to both the achievement of specified individual and corporate goals as well as a review of personal performance, which is determined at the discretion of the Committee. Due in part to economic conditions, no bonuses were paid to employees (including executive officers) for the first half of 2002.

Target bonus levels for the second half of 2002 were established based in part on the Committee's review of published executive total compensation levels at high technology companies with comparable revenues. Corporate performance goals upon which 2002 target bonus levels were based included: the execution of license agreements with a significant number of customers; continuation of high customer and employee satisfaction levels; the introduction of additional products and the improvement of our existing products; the restructuring of our operations; and the achievement of quarterly and annual revenue, profitability and other financial goals.

In January 2003, the Committee reviewed our 2002 corporate performance goals. These goals were comprised of five broad objectives: (i) operate a cash-positive, profitable business; (ii) maintain and improve customer satisfaction levels; (iii) maintain and improve our market leadership; (iv) maintain our product leadership in eBusiness applications software, including releasing the latest version of our products and (v) continue to develop solutions for our customers that lower the total cost of integrating software applications.

In reviewing our 2002 performance goals, the Committee noted that our annual results were commendable in light of the adverse global economic conditions that existed in 2002. In particular, the Committee noted that we (i) achieved positive cash flows from operations in 2002 of $433.2 million, (ii) increased our financial position with cash and short-term investments increasing by $504.9 million, (iii) produced earnings prior to the Restructuring and Option Repurchase of $130.8 million, (iv) maintained our customer satisfaction levels, (v) maintained our market share in the majority of product categories in which we operate, and (vi) continued our technology leadership in the customer relationship management market with the release of Siebel 7.5 and UAN in the second half of 2002.

Notwithstanding these positive results, the Committee agreed that reduced executive compensation levels that were initiated by our management as part of our overall program to reduce costs in 2001 should be maintained. These cost control measures included, among other actions discussed in this proxy statement, the following:

  Our CEO's salary and bonus were maintained at a total of $1 for 2002;

  The salaries of executives with the title of Senior Vice President and above were maintained at levels which had been reduced by 20% in April 2001; and

  Bonuses for our executive management team were not paid for the first half of 2002.

Equity Compensation

Our 1996 Equity Incentive Plan, 1998 Equity Incentive Plan and Employee Stock Purchase Plan have been established to provide all of our employees, including executive officers, with an opportunity to share, along with our stockholders, in our long-term performance. The Committee strongly believes that a primary goal of the compensation program should be to provide key employees who have significant responsibility for our management, growth and future success with an opportunity to increase their ownership of Siebel Systems. The interests of stockholders, executives and employees should thereby be closely aligned. Executives are eligible to receive stock options at the discretion of the Committee, giving executives the right to purchase shares of our Common Stock in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of our 1996 Equity Incentive Plan or 1998 Equity Incentive Plan, as applicable. All outstanding options held by executive officers vest over a period of four or five years and generally expire six to ten years from the date of grant.

As total cash compensation for our executive officers is targeted to be competitive with high technology companies with comparable revenue, we have used stock options to incentivize, attract and motivate our executive officers. The goal of the Committee historically has been to provide equity compensation for executive officers, including the CEO, which equals or exceeds levels at comparable companies. However, we have recently realigned the equity and cash components of our compensation plans and reduced our option grant guidelines such that equity compensation, in addition to cash compensation, is competitive with that provided by high technology companies with comparable revenue. In addition, we have recently revised our option grant guidelines for existing employees (including our executive officers) to correlate directly with each employee's individual performance. After considering the criteria relating to awarding stock options and general market conditions, the Committee determined that no executive officer, other than one newly-hired executive officer, would receive option grants in 2002. Options granted to the newly-hired executive officer vest over a five-year period and expire ten years from the date of grant. See "Option Grants in the Year Ended December 31, 2002."

Section 162(m) of the Internal Revenue Code (the "Code") limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee intends to satisfy the requirements for "performance-based compensation" with respect to compensation awarded to its named executive officers whenever possible and to the extent then practicable.

CEO Compensation

The Committee uses the procedures described above in setting the annual salary, bonus and stock option awards for Thomas M. Siebel, our Chairman and CEO. At his request, during 2002, we maintained Mr. Siebel's reduced base salary and bonus levels of $1 and $0, respectively. Consistent with our treatment of option grants to other executive officers and at Mr. Siebel's request, the Committee did not grant any options to Mr. Siebel in 2002. Additionally, in January 2003, at Mr. Siebel's request, we cancelled approximately 26 million stock option shares held by him, as further described above. These stock options represented all options that had been granted to Mr. Siebel during the past four years, including all options granted to him from October 1998 through October 2001 (the date of his last option grant). The total fair value (using the Black-Scholes option valuation model) of the approximately 26 million stock option shares cancelled was approximately $56.1 million at the time of cancellation. Based on the number of shares of our Common Stock outstanding as of December 31, 2002, Mr. Siebel's beneficial ownership of Siebel Systems was reduced from approximately 14.0% to approximately 11.2% as a result of the option cancellation.

Summary

The Committee believes that the compensation of our executives is appropriate and competitive with the compensation programs provided by other leading software companies with which we compete for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of our annual and longer-term financial and operational results on behalf of our stockholders.

Stock Options Repurchased

As discussed previously and in our Annual Report on Form 10-K for the year ended December 31, 2002, we completed a tender offer to repurchase certain stock options with exercise prices greater than $40 per share (the "Option Repurchase"). The Option Repurchase was implemented in order to better: (i) improve employee morale by realigning the cash and equity components of its compensation programs; (ii) eliminate the distraction of significantly out-of-the-money stock options; and (iii) reduce the number of outstanding stock options relative to the number of shares outstanding, or "option overhang," thereby reducing future potential dilution to existing stockholders. Members of our Board of Directors were excluded from the Option Repurchase and, accordingly two individuals, our Chairman and CEO, along with our Vice Chairman, Co-Founder and Vice President, Strategic Planning, did not participate. Other executives were allowed to participate.

In September 2002, we repurchased 28.1 million stock options tendered under the Option Repurchase for total consideration of $51.9 million, consisting of $31.5 million of fully vested, non-forfeitable shares of our Common Stock (5.5 million shares) and $20.4 million in cash. A total of 4.1 million of these shares are subject to a holding period as further described in our Annual Report on Form 10-K for the year ended December 31, 2002.

The following table details the stock options tendered by each Named Executive Officer and the consideration paid to such officer during 2002 to repurchase the tendered options:

                                                                                   Remaining                     Shares of
                                       Number of    Market Price    Exercise      Contractual                   Common Stock
                                      Securities     of Common      Price of        Life of                     Received in
                                      Underlying     Stock at        Stock       Stock Options      Total        Exchange
                        Repurchase   Stock Options    Time of       Options       Repurchased   Consideration    for Stock
     Officer Name          Date       Repurchased    Repurchase    Repurchased     (in Years)    Received (1)    Options (2)
---------------------- ------------  ------------- ------------   --------------  ------------  -------------   -----------
Thomas M. Siebel                --             --   $       --     $         --            --    $        --             --

Paul Wahl               09/30/2002        250,000   $     5.75     $      59.81          8.23    $   462,500         52,725

R. David Schmaier               --             --   $       --     $         --            --    $        --             --

Kenneth A. Goldman      09/30/2002      1,500,000   $     5.75     $      72.56          7.74    $ 2,775,000        316,350

Richard P. Chiarello            --             --   $       --     $         --            --    $        --             --

William R. McDermott            --             --   $       --     $         --            --    $        --             --

_________________

  Named Executive Officers who participated in the Option Repurchase received, in exchange for the repurchase of the tendered stock options, a fixed amount of consideration equal to the number of shares underlying such tendered stock options, multiplied by $1.85.

  In accordance with terms of the Option Repurchase, each participating Named Executive Officer received shares of our Common Stock in payment for the tendered stock options. The number of fully vested, non-forfeitable shares of our Common Stock issued was determined by dividing the total consideration (less the amount of applicable tax withholdings) by the closing price of our Common Stock on September 30, 2002, of $5.75 per share. While the shares of Common Stock issued to the Named Executive Officers are fully vested and non-forfeitable, a portion of the shares of Common Stock are subject to a "holding period" of four years, as determined in accordance with the terms of the Option Repurchase.

  The Named Executive Officers are prohibited from selling, transferring, making a short sale, granting any option to purchase or entering into any hedging transaction with the same economic effect as the sale of such shares during the holding period. Accordingly, Mr. Wahl and Mr. Goldman will be required to hold 40,217 and 241,304 shares of our Common Stock, respectively, received in the Option Repurchase until released from the holding period. The shares will be released from the holding period in equal annual installments on October 1, 2003, 2004, 2005 and 2006. The remaining 12,508 and 75,046 shares of our Common Stock issued to Mr. Wahl and Mr. Goldman, respectively, as part of the consideration received in the Option Repurchase were freely tradable at issuance.

Compensation Committee

Eric E. Schmidt
A. Michael Spence

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are Drs. Eric E. Schmidt and A. Michael Spence. No member of this Committee was at any time during the year ended December 31, 2002, or at any other time an officer or employee of Siebel Systems. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors.

See "Certain Relationships and Related Transactions" for a description of any transactions between Siebel Systems, members of the Compensation Committee and/or entities affiliated with members of the Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1997 for (i) our Common Stock; (ii) the JP Morgan H&Q Technology Index; (iii) the Nasdaq Computer & Data Processing Index; and (iv) the S&P 500 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

           Measurement                            JP Morgan       Nasdaq Computer
       Period (Fiscal Year       Siebel        H & Q Technology  and Data Processing   S&P 500
          Covered) (1)      Systems, Inc.(1)    Index (2), (3)     Index (2), (3)      Index (2)
        -----------------   ----------------   ----------------  ------------------   ----------
            12/31/1997       $      100.00     $        100.00   $          100.00    $  100.00
            06/30/1998              154.26              123.96              146.34       117.71
            12/31/1998              162.33              155.54              178.39       128.58
            06/30/1999              317.19              200.63              223.78       144.50
            12/31/1999              803.59              347.38              392.44       155.64
            06/30/2000            1,564.73              351.98              316.31       154.97
            12/31/2000            1,293.87              224.57              180.62       141.46
            06/29/2001              897.34              175.06              171.56       131.99
            12/31/2001              535.34              155.23              145.44       124.65
            06/28/2002              272.07                  --              106.66       108.25
            12/31/2002              141.58                  --              100.29        97.10

  Assumes that $100.00 was invested on December 31, 1997, in our Common Stock, after giving effect to a 2-for-1 split of our Common Stock in March 1998, November 1999 and September 2000, and at the closing sales price for our Common Stock on that date and that all dividends were reinvested. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

  Assumes that $100.00 was invested on December 31, 1997, in each index and that all dividends were reinvested. The Nasdaq Computer & Data Processing Index is calculated by the Center for Research in Securities Prices. The S&P 500 Index is calculated by Standard & Poor's, a division of the McGraw-Hill Companies, Inc. The JP Morgan H&Q Technology Index was calculated by Chase H&Q.

  The JP Morgan H&Q Technology Index was terminated on March 28, 2001. It has been replaced with the Nasdaq Computer and Data Processing Index. A comparison of the total returns of both the JP Morgan H&Q Technology Index and the Nasdaq Computer and Data Processing Indexes for the applicable period is provided.

From our initial public offering in June 1996 to December 31, 2002, the price of our Common Stock has increased from $1.06 to $7.40 per share, an increase of approximately 600%. These results were achieved as a result of the dedication and hard work of our employees, our CEO and our Board of Directors. Past performance of our Common Stock should not be considered indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Schwab, a member of the Company's Board of Directors, serves as an officer and director for one of the Company's customers. During the year ended December 31, 2002, software license revenues from this customer totaled $1,531,000.

In June 2002, the Company assigned its lease of an aircraft to First Virtual Air LLC, a company wholly-owned by Thomas M. Siebel, the Company's Chairman and CEO. First Virtual Air took over all obligations of the lease in June 2002, including lease payments of $197,719 per month. However, the Company made lease payments totaling $104,006 relating to a period subsequent to the assignment, for which First Virtual Air reimbursed the Company. First Virtual Air makes this aircraft available to the Company for business use. Through a sublease agreement between the Company and First Virtual Air, the Company incurs certain costs associated with operating and maintaining the aircraft, and the Company contracts with third parties to perform the services related to this operation and maintenance. To the extent that Mr. Siebel uses the aircraft for personal use, he reimburses the Company for the applicable operating costs. During 2002, First Virtual Air reimbursed the Company for $293,222 of the Company's operating costs related to Mr. Siebel's personal use of the aircraft. The Company also reimbursed First Virtual Air $107,480 for amounts paid to third parties to perform maintenance services related to the Company's business use of the aircraft.

The Company also owns and/or leases corporate aircraft and operates and maintains these aircraft through third party service providers. On a limited basis, certain of the Company's officers have used these aircraft for personal use, and the Company reports the standard industry fare level for all personal travel as income for these officers. During 2002, Mr. Siebel reimbursed the Company for $48,225 in connection with his nominal personal use of such aircraft, which represents the fair market value of such use. The Company is currently considering the sale or lease of one or more of these aircraft.

Entities affiliated with Mr. Siebel's personal office and philanthropic foundation lease office space at the Company's offices at 2207 Bridgepointe Parkway, San Mateo, California 94404. During 2002, Mr. Siebel reimbursed the Company $74,248 for the use of this office space, which is the amount of the Company's fully loaded costs related thereto.

The Company leases real property owned by Mr. Siebel at 2 Boulevard Suchet, Paris, France for the Company's exclusive use in connection with its European operations. During 2002, the cost of that lease was $169,813, which the Company has determined to be fair market value as confirmed by independent experts. In 2003, the cost of the lease is $1 per year. The Company will record the difference between the $1 annual rent and the fair market value of the lease as an expense to the Company and as additional contributed capital.

The Company believes that the foregoing transactions were on terms no less favorable to it than could be obtained from unaffiliated third parties.

In response to a lawsuit filed against the Company and Mr. Siebel, Mr. Siebel instituted a malicious prosecution lawsuit against the attorneys representing the plaintiff in the original lawsuit. The Company has agreed to pay Mr. Siebel's litigation fees and expenses in connection with his suit. During 2002, the Company incurred fees totaling $132,526 under this agreement.

The Company has entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that the Company will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of the Company, and otherwise to the full extent permitted under Delaware law and its Bylaws.

James C. Gaither, one of the Company's directors, is Senior Counsel to Cooley Godward LLP, which has provided legal services to the Company since its inception.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report on Form 10-K, please notify your broker, direct your written request to Siebel Systems, Inc., Investor Relations, 2207 Bridgepointe Parkway, San Mateo, California 94404 or investor.relations@siebel.com or contact Investor Relations at (650) 477-5000. Stockholders who currently receive multiple copies of the proxy statement and/or annual report on Form 10-K at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Jeffrey T. Amann

Jeffrey T. Amann
Secretary

May 12, 2003

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002 is available without charge upon written request to: Corporate Secretary, Siebel Systems, Inc., 2207 Bridgepointe Parkway, San Mateo, California, 94404.

APPENDIX A

Siebel Systems, Inc.
2003 Employee Stock Purchase Plan

Adopted by the Board of Directors on May 2, 2003

  Purpose.

    The purpose of the Plan is to provide a means by which Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of the Common Stock of the Company.

    The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

    The Company intends that the Purchase Rights be considered options issued under an Employee Stock Purchase Plan.

  Definitions.

    "Board" means the Board of Directors of the Company.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Committee" means a committee appointed by the Board in accordance with Section 3(c) of the Plan.

    "Common Stock" means the common stock of the Company.

    "Company" means Siebel Systems, Inc., a Delaware corporation.

    "Contributions" means the payroll deductions, and other additional payments specifically provided for in the Offering, that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account, if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount through payroll deductions withheld during the Offering.

    "Corporate Transaction" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

      a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company;

      a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

      a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

      a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

    "Director" means a member of the Board.

    "Eligible Employee" means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

    "Employee" means any person, including Officers and Directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. Neither service as a Director nor payment of a director's fee shall be sufficient to make an individual an Employee of the Company or a Related Corporation.

    "Employee Stock Purchase Plan" means a plan that grants Purchase Rights intended to be options issued under an "employee stock purchase plan," as that term is defined in Section 423(b) of the Code.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means the value of a security, as determined in good faith by the Board. If the security is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of the security, unless otherwise determined by the Board, shall be the closing sales price (rounded up where necessary to the nearest whole cent) for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the relevant security of the Company) on the determination date (or, if the determination date is not a Trading Date, then the first Trading Date prior to the determination date), as reported in The Wall Street Journal or such other source as the Board deems reliable.

    "Offering" means the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees.

    "Offering Date" means a date selected by the Board for an Offering to commence.

    "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

    "Participant" means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan.

    "Plan" means this Siebel Systems, Inc. 2003 Employee Stock Purchase Plan.

    "Purchase Date" means one or more dates during an Offering established by the Board on which Purchase Rights shall be exercised and as of which purchases of shares of Common Stock shall be carried out in accordance with such Offering.

    "Purchase Period" means a period of time specified within an Offering beginning on the Offering Date or on the next day following a Purchase Date within an Offering and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

    "Purchase Right" means an option to purchase shares of Common Stock granted pursuant to the Plan.

    "Related Corporation" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Trading Day" means any day the exchange(s) or market(s) on which shares of Common Stock are listed, whether it be any established stock exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or otherwise, is open for trading.

  Administration.

    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

    The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

      To determine when and how Purchase Rights to purchase shares of Common Stock shall be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).

      To designate from time to time which Related Corporations of the Company shall be eligible to participate in the Plan.

      To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

      To amend the Plan as provided in Section 15.

      Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

    The Board may delegate administration of the Plan to a Committee of the Board composed of one (1) or more members of the Board. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. If administration is delegated to a Committee, references to the Board in this Plan and in the Offering document shall thereafter be deemed to be to the Board or the Committee, as the case may be.

  Shares of Common Stock Subject to the Plan.

  Subject to the provisions of Section 14 relating to adjustments upon changes in securities, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate fifteen million (15,000,000) shares of Common Stock. If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Purchase Right shall again become available for issuance under the Plan.

  Grant of Purchase Rights; Offering.

    The Board may from time to time grant or provide for the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees in an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate, which shall comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 6 through 9, inclusive.

    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant shall be deemed to apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) shall be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) shall be exercised.

  Eligibility.

    Purchase Rights may be granted only to Employees of the Company or, as the Board may designate as provided in Section 3(b), to Employees of a Related Corporation. Except as provided in Section 6(b), an Employee shall not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, the Board may provide that no Employee shall be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee's customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year.

    The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee shall, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Such Purchase Right shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

      the date on which such Purchase Right is granted shall be the "Offering Date" of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

      the period of the Offering with respect to such Purchase Right shall begin on its Offering Date and end coincident with the end of such Offering; and

      the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any Purchase Right under that Offering.

    No Employee shall be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 6(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options shall be treated as stock owned by such Employee.

    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the Plan only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee's rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, shall be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

    Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, shall be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

  Purchase Rights; Purchase Price.

    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding fifteen percent (15%), of such Employee's Earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.

    The Board shall establish one (1) or more Purchase Dates during an Offering as of which Purchase Rights granted pursuant to that Offering shall be exercised and purchases of shares of Common Stock shall be carried out in accordance with such Offering.

    In connection with each Offering made under the Plan, the Board may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under the Plan, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any given Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata allocation of the shares of Common Stock available shall be made in as nearly a uniform manner as shall be practicable and equitable.

    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights shall be not less than the lesser of:

      an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

      an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

  Participation; Withdrawl; Termination.

    A Participant may elect to authorize payroll deductions pursuant to an Offering under the Plan by completing and delivering to the Company, within the time specified in the Offering, an enrollment form (in such form as the Company may provide). Each such enrollment form shall authorize an amount of Contributions expressed as a percentage of the submitting Participant's Earnings (as defined in each Offering) during the Offering (not to exceed the maximum percentage specified by the Board). Each Participant's Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions after the beginning of the Offering. To the extent provided in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions.

    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time prior to the end of the Offering, except as provided otherwise in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated Contributions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the Participant) under the Offering, and such Participant's Purchase Right in that Offering shall thereupon terminate. A Participant's withdrawal from an Offering shall have no effect upon such Participant's eligibility to participate in any other Offerings under the Plan, but such Participant shall be required to deliver a new enrollment form in order to participate in subsequent Offerings.

    Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately upon a Participant ceasing to be an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or other lack of eligibility. The Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated Contributions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the terminated or otherwise ineligible Employee) under the Offering.

    Purchase Rights shall not be transferable by a Participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in Section 13 and, during a Participant's lifetime, shall be exercisable only by such Participant.

    Unless otherwise specified in an Offering, the Company shall have no obligation to pay interest on Contributions.

  Exercise.

    On each Purchase Date during an Offering, each Participant's accumulated Contributions shall be applied to the purchase of shares of Common Stock up to the maximum number of shares of Common Stock permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.

    If any amount of accumulated Contributions remains in a Participant's account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount shall be distributed to such Participant after the final Purchase Date, without interest. If the amount of Contributions remaining in a Participant's account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of the Offering, then such remaining amount shall be distributed in full to such Participant at the end of the Offering.

    No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date during any Offering hereunder the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date under any Offering hereunder, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock) shall be distributed to the Participants.

  Covenants of the Company.

  The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the Purchase Rights. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of shares of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell shares of Common Stock upon exercise of such Purchase Rights unless and until such authority is obtained.

  Use of Proceeds from Shares of Common Stock.

  Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights shall constitute general funds of the Company.

  Rights as a Stockholder.

  A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant's shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

  Designation of Beneficiary.

    A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to the end of an Offering but prior to delivery to the Participant of such shares of Common Stock or cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death during an Offering.

    The Participant may change such designation of beneficiary at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary whose designation is legally effective and valid under the Plan and who is living at the time of such Participant's death, the Company shall deliver such shares of Common Stock and/or cash either as required by local law or to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

  Adjustments Upon Changes in Securities; Corporate Transactions.

    If any change is made in the shares of Common Stock, subject to the Plan, or subject to any Purchase Right, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the type(s), class(es) and maximum number of shares of Common Stock subject to the Plan pursuant to Section 4(a), and the outstanding Purchase Rights shall be appropriately adjusted in the type(s), class(es), number of shares and purchase limits of such outstanding Purchase Rights. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

    In the event of a Corporate Transaction, then: (i) any surviving or acquiring corporation may continue or assume Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to stockholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation does not continue or assume such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then, the Participants' accumulated Contributions shall be used to purchase shares of Common Stock within five (5) business days prior to the Corporate Transaction under the ongoing Offering, and the Participants' Purchase Rights under the ongoing Offering shall terminate immediately after such purchase.

  Amendment of the Plan.

    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 14 relating to adjustments upon changes in securities, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code or other applicable laws or regulations.

    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans and/or to bring the Plan and/or Purchase Rights into compliance therewith.

    The rights and obligations under any Purchase Rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan except: (i) with the consent of the person to whom such Purchase Rights were granted, or (ii) as necessary to comply with any laws or governmental regulations (including, without limitation, the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans).

  Termination or Suspension of the Plan.

    The Board in its discretion may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate at the time that all of the shares of Common Stock reserved for issuance under the Plan, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

    Any benefits, privileges, entitlements and obligations under any Purchase Rights while the Plan is in effect shall not be impaired by suspension or termination of the Plan except (i) as expressly provided in the Plan or with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, regulations, or listing requirements, or (iii) as necessary to ensure that the Plan and/or Purchase Rights comply with the requirements of Section 423 of the Code.

  Effective Date of Plan.

  The Plan shall become effective as determined by the Board, but no Purchase Rights shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

  Miscellaneous Provisions.

    The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the at will nature of a Participant's employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

    The provisions of the Plan shall be governed by the laws of the State of California without resort to that state's conflicts of laws rules.

SIEBEL SYSTEMS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2003

The undersigned hereby appoints Thomas M. Siebel and Kenneth A. Goldman and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Siebel Systems, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Siebel Systems, Inc., to be held as an audio-only webcast on Wednesday, June 11, 2003 at 11:00 a.m. Pacific time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR
ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4
AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC
INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
(Continued and to be signed on other side)

FOLD AND DETACH HERE
Please mark your vote as indicated in this example ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To elect three directors to hold office until the 2006 Annual Meeting of Stockholders.

☐ FOR all nominees listed below (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

NOMINEES: (01) Patricia A. House, (02) Eric E. Schmidt, Ph.D., (03) A. Michael Spence, Ph.D.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE'S NAME BELOW:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To approve the authorization of an aggregate of 15 million shares of our Common Stock for issuance under our 2003 Employee Stock Purchase Plan.

☐ FOR

☐ AGAINST

☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3: To ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2003.

☐ FOR

☐ AGAINST

☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

PROPOSAL 4: To vote on the stockholder proposal to adopt and disclose an "equity policy" designating the intended use of equity in management compensation programs and requiring that a portion of stock option grants be performance-based.

☐ FOR

☐ AGAINST

☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

PROPOSAL 5: To vote on the stockholder proposal to adopt a policy that the cost of employee and director stock options be recognized in our income statement.

☐ FOR

☐ AGAINST

☐ ABSTAIN

ELECTRONIC DELIVERY: ☐ I CONSENT TO FUTURE ELECTRONIC DELIVERY OF PROXY MATERIALS. (Please disregard if you have previously provided your consent.)

By checking the box above, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that Siebel Systems, Inc. will no longer be required to distribute to me printed materials relating to any future stockholder meeting until my consent is revoked. I understand that I may revoke my consent at any time by contacting Siebel Systems, Inc.'s transfer agent, Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660, and that costs associated with electronic delivery, such as Internet usage and telephone charges as well as any costs I may incur in printing documents, will not be reimbursed by the Company.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

SIGNATURE(S) ___________________________________________________ DATED ______________, 2003

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by a duly authorized person.

- Detach here from proxy voting card -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available until 11:00 p.m., Pacific Time on June 10, 2003.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/sebl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the instructions given.

OR

Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K and proxy statement on the Internet at: http://www.siebel.com.

VOTING INSTRUCTION CARD
DIRECTION GIVEN BY REGISTERED HOLDERS OF
EXCHANGEABLE SHARES OF SIEBEL JANNA ARRANGEMENT, INC.
FOR THE JUNE 11, 2003 ANNUAL MEETING OF
STOCKHOLDERS OF SIEBEL SYSTEMS, INC.

The undersigned, having read the Notice of Annual Meeting of Stockholders (the "Annual Meeting") of Siebel Systems, Inc., a Delaware corporation, to be held as an audio-only webcast on Wednesday, June 11, 2003, at 11:00 a.m., Pacific time, the Proxy Statement dated May 12, 2003 and the accompanying Notice to Holders of Exchangeable Shares of Siebel Janna Arrangement, Inc., receipt of each is hereby acknowledged, does hereby instruct and direct Computershare Trust Company of Canada (the "Trustee") pursuant to the provisions of the Voting and Exchange Trust Agreement, dated as of November 14, 2000 and First Supplemental Trust Agreement to the Voting and Exchange Trust Agreement, dated October 18, 2002 (together, the "Trust Agreement"), among the Company, Siebel Janna Arrangement, Inc. and the Trustee, as follows:

(PLEASE NOTE: IF NO DIRECTION IS MADE AND YOU SIGN BELOW, THE TRUSTEE IS HEREBY AUTHORIZED AND DIRECTED TO VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO VOTE IN ITS DISCRETION.)

(Please select one of A or B)

A. ☐ Exercise or cause to be exercised, whether by proxy given by the Trustee to a representative of Siebel Systems, Inc. or otherwise, the undersigned's voting rights at the Annual Meeting, or any postponement or adjournment thereof, as follows:

(Please complete the following only if you have selected Alternative A)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To elect three directors to hold office until the 2006 Annual Meeting of Stockholders.

☐ FOR all nominees listed below (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

NOMINEES: (01) Patricia A. House, (02) Eric E. Schmidt, Ph.D., (03) A. Michael Spence, Ph.D.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE'S NAME BELOW:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To approve the authorization of an aggregate of 15 million shares of our Common Stock for issuance under our 2003 Employee Stock Purchase Plan.

☐ FOR

☐ AGAINST

☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3: To ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2003.

☐ FOR

☐ AGAINST

☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

PROPOSAL 4: To vote on the stockholder proposal to adopt and disclose an "equity policy" designating the intended use of equity in management compensation programs and requiring that a portion of stock option grants be performance-based.

☐ FOR

☐ AGAINST

☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

PROPOSAL 5: To vote on the stockholder proposal to adopt a policy that the cost of employee and director stock options be recognized in our income statement.

☐ FOR

☐ AGAINST

☐ ABSTAIN

(If you have selected Alternative A, please go directly to the signature line on this page.)

B. ☐ Deliver a proxy card to ___________________________ to act for and on behalf of the undersigned at the Annual Meeting with respect to all the exchangeable shares of Siebel Janna Arrangement, Inc. held by the undersigned on the record date for the Annual Meeting with all the powers that the undersigned would possess if present and acting thereat including the power to exercise the undersigned's voting rights at the Annual Meeting or any postponement or adjournment thereof.

Executed on this _____ day of _____________, 2003.

Signature:
Print Name:

Signature:
Print Name:

NOTES:

  A holder of exchangeable shares has the right to appoint a person to represent him or her at the Annual Meeting by inserting in the space provided the name of the person the stockholder wishes to appoint. Such person need not be a holder of exchangeable shares.

  To be valid, this Voting Instruction Card must be signed and deposited with Computershare Trust Company of Canada, Corporate Trust Services, Attention: Manager of Client Services, 100 University Avenue, 8th Floor, Toronto, Ontario, MFJ 2Y1 in the enclosed return envelope (postage prepaid if mailed in Canada) prior to 5:00 p.m., Toronto time, on June 9, 2003 or, if the Annual Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned Annual Meeting.

  If an individual, please sign exactly as your exchangeable shares are registered. If the holder is a corporation, this Voting Instruction Card must be executed by a duly authorized officer or attorney of the holder and, if the corporation has a corporate seal, its corporate seal should be affixed. If exchangeable shares are registered in the name of an executor, administrator or trustee, please sign exactly as the exchangeable shares are registered. If the exchangeable shares are registered in the name of the deceased or other stockholder, the stockholder's name must be printed in the space provided. This Voting Instruction Card must be signed by the legal representative with his or her name printed below his or her signature and evidence of authority to sign on behalf of the stockholder must be attached to this Voting Instruction Card. In many cases, exchangeable shares beneficially owned by a holder (a "Non-Registered Holder") are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the section entitled "Non-Registered Holders" in the accompanying Notice to Exchangeable Stockholders and carefully follow the instructions of their intermediaries.

  If a share is held by two or more persons, each should sign this Voting Instruction Card.

  If this Voting Instruction Card is not dated in the space provided, it is deemed to bear the date on which it is mailed to the stockholder.

NOTICE TO HOLDERS OF EXCHANGEABLE SHARES

Our records show that, as of April 14, 2003, the record date for the determination of holders of exchangeable shares, you owned exchangeable shares of Siebel Janna Arrangement, Inc., an Ontario corporation. The exchangeable shares provide you with economic and voting rights which are, as nearly as practicable, equivalent to those of holders of shares of Common Stock of Siebel Systems, Inc., a Delaware corporation (the "Company"), the U.S. parent of Siebel Janna Arrangement, Inc., including the right to attend and vote at meetings of the common stockholders of the Company. The Company will be holding its Annual Meeting of Stockholders (the "Annual Meeting") on June 11, 2003, to be held as an audio-only webcast, to: (1) elect three directors to hold office until the 2006 Annual Meeting of Stockholders; (2) approve the authorization of an aggregate of 15 million shares of Common Stock for issuance under the Company's 2003 Employee Stock Purchase Plan; (3) ratify the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2003; (4) vote against the stockholder proposal to adopt and disclose an "Equity Policy" designating the intended use of equity in management compensation programs and requiring that a portion of stock option grants be performance-based; and (5) vote against the stockholder proposal to adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based.

At such Annual Meeting you will have voting rights, as described below, equal to the number of exchangeable shares you hold. You are permitted to instruct Computershare Trust Company of Canada, the Trustee under the Voting and Exchange Trust Agreement and First Supplemental Trust Agreement thereto among the Company, Siebel Janna Arrangement, Inc. and the Trustee, as to how the Trustee is to vote your exchangeable shares at the Annual Meeting. If you do not give voting instructions, the Trustee will not be entitled to exercise the voting rights attached to your exchangeable shares. Alternatively, you may instruct the Trustee to give you or a person designated by you a proxy to exercise the voting rights attached to your exchangeable shares during the meeting. The Trustee will then deposit this proxy with the Company. If you do not instruct the Trustee to give you or your designee a proxy, you or the person designated by you will not be entitled to vote during the meeting. If you instruct the Trustee to give you or your designee a proxy, in order to vote during the meeting, you or the person designated by you should log on to www.siebel.com/investor, at least 15 to 20 minutes prior to the start time to register to attend the meeting and should fax a completed proxy form (also enclosed) to the Company at (650) 477-5205 while the polls remain open. The proxy should be signed by the person whose name appears on the voting instruction form provided to the Trustee. Signed proxies received from persons named in a properly completed voting instruction form prior to the close of voting will be counted.

To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed Voting Instruction Card to the Trustee by 5:00 p.m., Toronto time, on June 9, 2003 or if the Annual Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned Annual Meeting. A return envelope (which is postage prepaid if mailed in Canada) is enclosed for that purpose. Whether or not you expect to attend the online annual meeting, please sign, date and return the Voting Instruction Card in the envelope provided to ensure that your exchangeable shares will be represented at the Annual Meeting.

You have the right to revoke any instructions to the Trustee by giving written notice of revocation to the Trustee or by executing and delivering to the Trustee a later-dated Voting Instruction Card. No notice of revocation or later-dated Voting Instruction Card, however, will be effective unless received by the Trustee prior to 5:00 p.m., Toronto time, on June 9, 2003 or if the Annual Meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjourned Annual Meeting.

Non-Registered Holders

Only registered holders of exchangeable shares of Siebel Janna Arrangement, Inc. are permitted to instruct the Trustee as to how to vote their exchangeable shares at the Annual Meeting or to attend and vote at the Annual Meeting via fax or by proxy as described above. You may be a beneficial owner of exchangeable shares (a "Non-Registered Holder") if your exchangeable shares are registered either:

  in the name of an intermediary (an "Intermediary") with whom you deal with in respect of the exchangeable shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans (RRSPs), Registered Retirement Income Funds (RRIFs), Registered Education Savings Plans (RESPs) and similar plans; or

  in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

The Company has distributed copies of the Notice of Meeting, the Proxy Statement dated May 12, 2003 and the Notice to Exchangeable Stockholders (collectively, the "Meeting Materials") to Intermediaries who are required to forward these Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. If you are a Non-Registered Holder who has not waived the right to receive Meeting Materials you will be given either:

  a Voting Instruction Card which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of exchangeable shares beneficially owned by you but which is otherwise uncompleted. This Voting Instruction Card need not be signed by you. In this case, if you wish to direct the voting of the exchangeable shares held by you or attend and vote via fax during the Annual Meeting (or have another person attend and vote via fax on your behalf) you should properly complete the Voting Instruction Card and deposit it with Computershare Trust Company of Canada, Corporate Trust Services, Attention: Manager of Client Services, 100 University Avenue, 8th Floor, Toronto, Ontario, MFJ 2Y1 prior to 5:00 p.m., Toronto time, on June 9, 2003 or if the Annual Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned Annual Meeting; or

  a voting instruction form which must be completed and signed by you in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone).

The purpose of these procedures is to permit you, as a Non-Registered Holder, to direct the voting of the exchangeable shares you beneficially own or to attend and vote at the Annual Meeting via fax or by proxy. Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies.

A Non-Registered Holder may revoke a Voting Instruction Card or a voting instruction form given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a Voting Instruction Card or a voting instruction form that is not received by the Intermediary at least seven calendar days prior to the Annual Meeting.

Information relating to the Company

Exchangeable shares are exchangeable on a one-for-one basis for shares of Common Stock of the Company and, among other things, you, as a holder of exchangeable shares, are entitled to receive dividends from Siebel Janna Arrangement, Inc. payable at the same time as and equivalent to, on a per-share basis, any dividends paid by the Company to holders of its shares of Common Stock. As a result of the economic and voting equivalency between the exchangeable shares and shares of Common Stock of the Company, you, as a holder of exchangeable shares, will have a participating interest determined by reference to the Company and not Siebel Janna Arrangement, Inc. (i.e., the value of exchangeable shares is dependent on the assets and operations of the Company and not Siebel Janna Arrangement, Inc.). Accordingly, it is information relating to the Company that is relevant to you, and enclosed in this package is the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on June 11, 2003, which you should read carefully.

San Mateo, California
May 12, 2003